Exhibit 4.1

Execution Version

DAVE & BUSTER’S, INC.
as Issuer
and the Guarantors from time to time party hereto
7.625% Senior Secured Notes due 2025

INDENTURE
Dated as of October 27, 2020

U.S. Bank National Association,
as Trustee and as Collateral Agent

TABLE OF CONTENTS

i

Appendix A — Provisions Relating to the Notes

EXHIBIT INDEX

Exhibit A    —    Form of Global Note
Exhibit B    —    Form of Transferee Letter of Representation
Exhibit C    —    Form of Supplemental Indenture

Execution Version

INDENTURE dated as of October 27, 2020 among DAVE & BUSTER’S, INC. , a Missouri corporation (the “Issuer”), the Guarantors party hereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of (a) $550,000,000 aggregate principal amount of the Issuer’s 7.625% Senior Secured Notes due 2025 issued on the date hereof (the “Initial Notes”) and (b) any Additional Notes that may be issued after the date hereof, in each case, in the form of Exhibit A (all such securities in clauses (a) and (b) being referred to collectively as the “Notes”). Subject to the conditions and compliance with the covenants set forth herein, the Issuer may issue an unlimited aggregate principal amount of Additional Notes.

Article 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01          Definitions.

“Acceptable Intercreditor Agreement” means each of (a) solely in the case of the Original Revolving Credit Facility, the Intercreditor Agreement, (b) other than in the case of the Original Revolving Credit Facility, any intercreditor or subordination agreement or arrangement the terms of which are consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens, the subordination of payments, or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto (a “Market Intercreditor Agreement”) and (c) any intercreditor or subordination agreement or arrangement the terms of which are, taken as a whole, not materially less favorable to the holders of the notes than (i) in the case of the Original Revolving Credit Facility, the terms of the Intercreditor Agreement or (ii) in the case of any Indebtedness subject to an Acceptable Intercreditor Agreement (other than the Original Revolving Credit Facility), any Market Intercreditor Agreement, as applicable, to the extent such agreement governs similar priorities, in each case of clause (b) or (c) as determined by the Issuer in good faith.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)               Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and

(2)               Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Notes” means Notes issued from time to time under this Indenture subsequent to the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agents” means the Paying Agent, Registrar and Authenticating Agent.

“Annualized Four Wall EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the sum of (a) New Store Average EBITDA multiplied by the number of New Stores minus (b) the EBITDA produced by the New Stores during the same period (without giving effect to clause (1)(q) of the definition thereof).

“Appendix” means Appendix A attached hereto.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)               1.0% of the then outstanding principal amount of the Note; and

(2)               the excess, if any, of:

(a)               the present value at such redemption date of (i) the redemption price of the Notes, at November 1, 2022 (such redemption price being set forth in Paragraph 5 of the Form of Note set forth in Exhibit A hereto) plus (ii) all required interest payments due on such Note through November 1, 2022 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the greater of (x) the Treasury Rate and (y) zero, plus 50 basis points; over

(b)               the then outstanding principal amount of the Note.

The Issuer shall calculate or cause the calculation of the Applicable Premium, and the Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Asset Sale” means:

(1)               the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)               the issuance or sale of Equity Interests of any Restricted Subsidiary (other than (i) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (ii) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 4.03), other than by any Restricted Subsidiary to the Issuer or another Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case other than:

(a)               a sale, exchange, transfer or other disposition of cash, Cash Equivalents or Investment Grade Securities or uneconomical, obsolete, damaged, unnecessary, surplus, unsuitable or worn out equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)               the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Issuer (on a consolidated basis) in a manner pursuant to the provisions of Section 5.01 or any sale, conveyance, transfer or other disposition that constitutes a Change of Control;

(c)               any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 4.04;

(d)               dispositions of assets of the Issuer or any Restricted Subsidiary or sales or issuances of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than the greater of $30.0 million and 10.0% of LTM EBITDA in any single transaction or series of related transactions;

(e)               any transfer or disposition of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)                sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure on a Lien;

(g)               any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)               the unwinding of any Hedging Obligations;

(i)                 the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable into a notes receivable;

(j)                  the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(k)               a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l)                a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)              any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary;

(n)               any Sale/Leaseback Transaction;

(o)               any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) the greater of $10.0 million and 3.0% of LTM EBITDA shall be evidenced by an Officer’s Certificate, and (2) the greater of $20.0 million and 6.0% of LTM EBITDA shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(p)               the grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how and any other intellectual property;

(q)               any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Indenture or the Notes Documents;

(r)                the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(s)                foreclosures, condemnations or any similar action on assets;

(t)                the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business;

(u)               sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(v)               transfers of property pursuant to a Recovery Event; and

(w)              the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the good faith determination of the Issuer are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

“Average Revolving Indebtedness” means the quotient of (x) the sum of the aggregate outstanding principal amount of (i) Indebtedness under the Revolving Credit Facility and (ii) any other revolving Indebtedness, in each case, to the extent required to be recorded on a balance sheet in accordance with GAAP as of the last day of each of the last four completed fiscal quarters for which financial statements have been delivered pursuant to Section 4.02(a)(1) divided by (y) four.

“Average Unrestricted Cash” means the quotient of (x) the sum of the Unrestricted Cash Amount on the last day of each of the last four completed fiscal quarters for which financial statements have been delivered pursuant to Section 4.02(a)(1) divided by (y) four.

“Bank Products” means any facilities or services related to Cash Management Services.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member, managing member or other governing body of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)               in the case of a corporation or a company, corporate stock or share capital;

(2)               in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)               in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)               any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, subject to Section 1.03(a), at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Restaurant Lease Obligations” means, for any Person, the amount of the liability shown on the balance sheet of such Person (excluding the footnotes thereto) in respect of a Restaurant Capital Lease determined in accordance with GAAP. For the avoidance of doubt, Capitalized Restaurant Lease Obligations shall not include any Qualifying Restaurant Lease Obligations.

“Card Programs” means (i) purchasing card programs established to enable the Issuer or any of the Restricted Subsidiaries to purchase goods and supplies from vendors and (ii) any travel and entertainment card program established to enable the Issuer or any of the Restricted Subsidiaries to make payments for expenses incurred related to travel and entertainment.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)               U.S. Dollars, Canadian Dollars, Pounds Sterling, Euros, the national currency of any member state of the European Union and local currencies held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business in connection with any business conducted by such Person in such jurisdiction;

(2)               securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, any country that is a member of the European Union, Switzerland or the United Kingdom or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)              certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of U.S. banks and $100.0 million (or the foreign currency equivalent thereof) in the case of non-U.S. banks, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)              repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)              commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)               readily marketable direct obligations issued by any state or commonwealth of the United States of America, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or any political subdivision of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)               Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8)               investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)               instruments equivalent to those referred to in clauses (1) through (7) above denominated in Euro or Pound Sterling or any other non-U.S. currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made; and

(10)           credit card receivables to the extent included in cash and cash equivalents on the consolidated balance sheet of such Person.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, netting, cash pooling, automated payment, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships and merchant services.

“CFC Holdco” means a Subsidiary (a) that has no material assets other than the equity of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code or (b) that is treated as a disregarded entity for U.S. federal income tax purposes that has no material assets other than the equity of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following events after the Issue Date:

(i)               the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to a Person other than the Issuer or any of its Subsidiaries;

(ii)              the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Holdings, or any direct or indirect parent of Holdings that holds directly or indirectly an amount of Voting Stock of Holdings such that Holdings is a Subsidiary of such holding company; or

(iii)            Holdings shall fail to beneficially own, directly or indirectly, Capital Stock of the Issuer representing 100% of the total voting power represented by the issued and outstanding Capital Stock of the Issuer.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, a Person or group shall not for purposes of this definition beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement sufficient to otherwise be a Change of Control.

Notwithstanding the foregoing, (i) a conversion of the Issuer or any Restricted Subsidiary from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d) of the Exchange Act) who beneficially owned the Capital Stock of such entity immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” beneficially owns more than 50% of the Voting Stock of such entity and (ii) without limiting the foregoing, no Specified Merger/Transfer Transaction or Specified Parent Guarantor Merger/Transfer Transaction shall constitute a Change of Control.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all properties, rights and interests and privileges from time to time subject to the Liens granted to the Trustee by the Security Documents.

“Collateral Agent” means the party named as such in the Preamble to this Indenture, or such successor agent or trustee as is designated as the “Collateral Agent” for the Notes under the Security Documents.

“Consolidated First Lien Debt Ratio” as of any date of determination means the ratio of (1) Consolidated First Lien Indebtedness as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 4.02(a)(1) immediately preceding the date on which such event for which such calculation is being made shall occur to (2) LTM EBITDA, in each case, calculated on a Pro Forma Basis (except that, for purposes of determining the amount of Consolidated First Lien Indebtedness pursuant to clause (1) of this definition, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (26)(y) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens Incurred under clause (26)(y) thereof related to Indebtedness Incurred under Section 4.03(b)(i)(2) hereof), any calculation of Consolidated First Lien Indebtedness for purposes of clause (1) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition).

“Consolidated First Lien Indebtedness” means, as of any date of determination, the sum of (x) the aggregate principal amount of Consolidated Total Indebtedness plus (y) the Reserved Indebtedness Amount, in each case that is secured by a Lien on any Collateral ranking pari passu with the Liens securing the Notes; provided that “Consolidated First Lien Indebtedness” shall be calculated, without duplication, after netting the Netted Amounts from the amount of Consolidated First Lien Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)               consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and any payment obligation in respect of any Hedging Obligation or other derivative instrument other than any interest rate Hedging Obligation or interest rate derivative instrument with respect to Indebtedness), (d) the interest component of Capitalized Lease Obligations, and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted hereunder, (r) interest expense with respect to Indebtedness of any Parent Holding Company appearing on the balance sheet solely by reason of push-down accounting under GAAP, (s) fees and expenses associated with any Asset Sales, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated and whether or not permitted hereunder), (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization or purchase accounting in connection with any acquisition, (u) any “additional interest” or “penalty interest” with respect to any securities, taxes or failure to comply with registration rights obligations, (v) any accretion or accrued interest of discounted liabilities, (w) amortization of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, cost of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing and (z) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness); plus

(2)               consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)               interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

Notwithstanding the foregoing, any additional changes arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the aggregate of the Net Income of the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1)               any after-Tax effect of (i) extraordinary, one-time, infrequent, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), in each case as determined by the Issuer in good faith and whether or not classified as such under GAAP and (ii) restructuring charges (including tax restructuring charges), charges attributable to operating expense reductions and/or synergies and/or similar initiatives and/or programs, accruals or reserves and business optimization expense, including any such costs Incurred in connection with acquisitions after the Issue Date (including entry into new market/channels and new service or product offerings) and costs related to the closure, reconfiguration and/or consolidation of facilities or stores and costs to relocate employees, store or other facilities opening and re-opening costs, ramp-up costs, integration, transition and transaction costs, retention charges, severance, relocation costs, contract termination costs, recruiting and signing, retention or completion bonuses and expenses, one time compensation charges, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees, expenses attributable to the implementation of costs savings initiatives, cost rationalization programs and other new initiatives, costs associated with tax projects/audits, payments and curtailments or modifications to pension and post-retirement employee benefit plans, costs relating to rights fee arrangements and early terminations thereof, costs relating to strategic initiatives, costs attributable to new contracts or projects, costs of software, new systems, intellectual property, information technology or accounting developments or improvements, costs relating to project startups or new operations and corporate development costs and costs consisting of professional consulting or other fees relating to any of the foregoing, in each case shall be excluded;

(2)               the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded (except that, if the Issuer determines in good faith that the cumulative effects thereof are not material to the interests of Holders of the Notes, the effects of any change in any such principles or policies may be included in any subsequent period after the fiscal quarter in which such change, adoption or modification was made);

(3)               any net after-Tax effect of income or loss from disposed, abandoned or discontinued assets, properties or operations and any net after-Tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued assets, properties or operations shall be excluded, in each case excluding, at the option of the Issuer, assets, properties and operations pending disposal, abandonment, transfer, closure or discontinuation, as applicable;

(4)               any net after-Tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person, or of returned or surplus assets, other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;

(5)               the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)               solely for the purpose of determining the amount available for Restricted Payments under Section 4.04(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than the Issuer or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)               effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements (including, but not limited to, any step-ups with respect to re-valuing assets and liabilities) pursuant to GAAP and related authoritative pronouncements resulting from the application in accordance with GAAP of purchase accounting in relation to any investment, acquisition, merger or consolidation (or reorganization or restructuring) that is consummated after the Issue Date or the depreciation, amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8)               any net after-Tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9)               any impairment charge or expense, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)           any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management, officers, directors and employees of the Issuer or any of its direct or indirect parent companies, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded; provided, that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs;

(11)           any fees and expenses or other charges (including any make-whole premium or penalties) Incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any acquisition, Investment, recapitalization, disposition, Asset Sale, Incurrence or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument or other transaction (in each case, (i) including any such transactions consummated prior to the Issue Date, (ii) whether or not any such transaction is undertaken but not completed, (iii) whether or not such transaction is permitted by this Indenture and (iv) including any such transaction incurred by any direct or indirect parent company of the Issuer);

(12)           accruals and reserves that are established and not reversed within 12 months after the Issue Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(13)           any non-cash rent, non-cash interest expense and non-cash interest income shall be excluded; provided that, if any such non-cash item represents an accrual or reserve for potential cash item in any future period, (i) the Issuer may elect not to exclude such non-cash item in the current period and (ii) to the extent the Issuer elects to exclude such non-cash item, the cash payment in respect thereof in such future period shall reduce or increase, as applicable, Consolidated Net Income in such future period to the extent paid;

(14)           any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(15)           non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(16)           any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before, the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded;

(17)           the net after-Tax effect of carve-out related items (including, without limitation, elimination of duplicative costs (including with respect to transaction services agreements) and costs and expenses related to information and technology systems establishment or modification), in each case in connection with acquisitions and Investments permitted under this Indenture, shall be excluded;

(18)           the following items shall be excluded:

(a)               any net unrealized gain or loss (after any offset) resulting in such period from (i) Hedging Obligations, (ii) the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and/or (iii) any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedging Obligations; and

(b)               any net foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries (in each case, including currency remeasurements of Indebtedness, any net loss or gain resulting from hedge arrangements for currency exchange or any other currency related risk and any translation of assets and liabilities denominated in a foreign currency);

(19)           any fee, loss, charge, expense, cost, accrual or reserve associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order shall be excluded;

(20)           any other non-cash charges, including any write offs or write downs and any net change in deferred amusement revenue and ticket liability reserves (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) shall be excluded; and

(21)           reimbursable reasonable costs and expenses payable during such period and any board of director fees payable in such period, in each case permitted by this Indenture, shall be excluded.

Solely for purposes of calculating EBITDA, the Net Income of the Issuer and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent (without duplication) of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, to the extent not already accounted for in the Consolidated Net Income of the Issuer and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Issuer has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification, insurance or other reimbursement provisions in connection with any acquisition, similar Investment permitted under this Indenture, Recovery Event or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“Consolidated Non-cash Charges” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer’s or any Restricted Subsidiary’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and other non-cash expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Secured Indebtedness as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 4.02(a)(1) immediately preceding the date on which such event for which such calculation is being made shall occur to (2) LTM EBITDA, in each case, calculated on a Pro Forma Basis (except that, for purposes of determining the amount of Consolidated Secured Indebtedness pursuant to clause (1) of this definition, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (26)(y) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition, any calculation of Consolidated Secured Indebtedness for purposes of clause (1) above on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition).

“Consolidated Secured Indebtedness” means, as of any date of determination, the sum of (x) the aggregate principal amount of Consolidated Total Indebtedness plus (y) the Reserved Indebtedness Amount, in each case that is secured by a Lien on any Collateral; provided that “Consolidated Secured Indebtedness” shall be calculated, without duplication, after netting the Netted Amounts from the amount of Consolidated Secured Indebtedness.

“Consolidated Total Debt Ratio” as of any date of determination means the ratio of (1) the sum of (x) Consolidated Total Indebtedness and (y) the Reserved Indebtedness Amount, in each case as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 4.02(a)(1) immediately preceding the date on which such event for which such calculation is being made shall occur to (2) LTM EBITDA, in each case, calculated on a Pro Forma Basis.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum of: (a) the aggregate principal amount of Indebtedness (other than any Indebtedness under the Revolving Credit Facility and any other revolving Indebtedness) of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments plus (b) Average Revolving Indebtedness of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis (and in each case excluding, for the avoidance of doubt, (i) Hedging Obligations, (ii) Indebtedness in respect of any Qualified Receivables Financing permitted under this Indenture, (iii) any Obligations that are non-recourse to the Issuer and its Restricted Subsidiaries, (iv) Indebtedness in respect of Sale/Leaseback Transactions and (v) Obligations in respect of letters of credit or bankers’ acceptances, except to the extent of unreimbursed amounts thereunder); provided, that “Consolidated Total Indebtedness”, “Consolidated First Lien Indebtedness” and “Consolidated Secured Indebtedness” shall in each case (but without duplication) be calculated for all purposes hereunder (i) net of (A) Average Unrestricted Cash of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis plus (B) for purposes of any calculation of the Consolidated First Lien Debt Ratio or the Consolidated Secured Debt Ratio, any cash proceeds of any new Indebtedness being incurred in connection with such calculation and (ii) to exclude any Obligation, liability or Indebtedness if, upon or prior to the maturity thereof, the applicable Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of Indebtedness) for the payment, redemption or satisfaction of such Obligation, liability or Indebtedness, and thereafter such funds and evidences of such Obligation, liability or Indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount (clauses (i) and (ii), the “Netted Amounts”).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)               to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)               to advance or supply funds:

(a)               for the purchase or payment of any such primary obligation; or

(b)               to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)               to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness, Preferred Stock or Disqualified Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than 100% of the aggregate amount of contributions (including the proceeds of any sale of Capital Stock other than Disqualified Stock) in the form of cash, and the Fair Market Value of contributions of Cash Equivalents, marketable securities or other property (in each case other than Excluded Contributions or any such cash contributions that have been used to make a Restricted Payment), made to the equity capital of the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary) after the Issue Date.

“Credit Agreement” means (1) that certain amended and restated credit agreement, dated as of August 17, 2017, by and among the Issuer, as borrower, Holdings as a guarantor, the other guarantors party hereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent (in such capacities, the “Facility Agent”), as amended, restated, amended and restated, supplemented, modified, extended, replaced, renewed, refunded, restructured, increased or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility, agreement, indenture or debt facility that increases the amount borrowable or issuable thereunder (to the extent permitted hereunder) or alters the maturity thereof or adds entities as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise (the “Original Credit Agreement”), and (2) whether or not the Original Credit Agreement referred to in clause (1) remains outstanding, if designated by the Issuer to be included in the definition of Credit Agreement, one or more additional Debt Facilities.

“Credit Agreement Collateral Agent” means Bank of America, N.A.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator, administrative receiver, manager, or similar official under any Bankruptcy Law.

“Debt Facilities” means one or more credit facilities, debt facilities, loan agreements, indentures, financing trust deeds, commercial paper facilities, note purchase agreements or other financing arrangements (including, without limitation, any Credit Agreement), in each case with banks, lenders, purchasers, funds, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, capital market financings, receivable financings, capital leases, letters of credit or other borrowings or other extensions of credit, including any related notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings, restructurings, increases or refinancings thereof in whole or in part from time to time, including any replacement, refunding or refinancing facility, agreement or indenture that increases the amount borrowable or issuable thereunder or alters the maturity thereof or adds entities as additional borrowers, issuers or guarantors thereunder or otherwise alters the terms and conditions thereof and whether by the same or any other agent, lender, group of lenders or otherwise.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the Notes or the creditworthiness of the Issuer or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any one of the Restricted Subsidiaries of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of the Restricted Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of the Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1)               matures or is mandatorily redeemable (other than as a result of a change of control, asset sale or casualty event), pursuant to a sinking fund obligation or otherwise,

(2)               is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)               is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Notes (other than as a result of a change of control, asset sale or casualty event); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries; and provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, if substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries or other Disregarded Domestic Persons.

“Domestic Subsidiary” means any Subsidiary of the Issuer (other than any CFC Holdco or Disregarded Domestic Person) that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period:

(1)               increased (without duplication) by:

(a)               provision for Taxes based on income or profits or capital, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income and payroll taxes related to stock compensation costs, including (i) an amount equal to the amount of Tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 4.04(b)(xii), which shall be included as though such amounts had been paid as income Taxes directly by such Person and (ii) penalties and interest related to such taxes or arising from any tax examinations; plus

(b)               consolidated Fixed Charges of the Issuer and its Restricted Subsidiaries for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(q) through (z) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)               Consolidated Non-cash Charges of the Issuer and its Restricted Subsidiaries for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d)               [reserved]; plus

(e)               business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory and equipment optimization programs, facility, branch, office or business unit closures, facility, branch, office, business unit, data center, warehouse or distribution center relocations or consolidations, retention, severance, expansion, systems design, implementation or establishment costs, contract acquisition or termination costs, future lease commitments, excess pension charges, any costs relating to the undertaking or implementation of strategic initiatives, cost savings initiatives, operating expense reductions and other operating improvements or synergies and business development charges) and Pre-Opening Expenses; plus

(f)                any other non-cash charges, including any write offs or write downs and any net change in deferred amusement revenue and ticket liability reserves, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)               the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of the Issuer deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)               [reserved]; plus

(i)                 pro forma adjustments, including the “run rate” cost savings, operating expense reductions, operational improvements, restructuring charges and expenses and synergies (“Expected Cost Savings”) that are expected (in the good faith determination of the Issuer) to be realized as a result of actions taken or with respect to which substantial steps are expected to be taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring or other transaction or the implementation of a cost savings or other similar initiative (any such event or initiative, a “Cost Saving Initiative”), as applicable (calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of such period as if such Expected Cost Savings were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that no Expected Cost Savings shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to, but without duplication for, pro forma adjustments made pursuant to the definition of “Pro Forma Basis”); plus

(j)                reimbursable reasonable costs and expenses payable during such period and any board of director fees payable in such period, in each case permitted by this Indenture; plus

(k)               the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary or otherwise in connection with a Receivables Financing, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(l)                 [reserved]; plus

(m)              [reserved]; plus

(n)               the Tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4) and (8) of the definition thereof; plus

(o)               to the extent not already otherwise included herein, adjustments and add-backs made in calculating “Adjusted EBITDA” for the twelve months ended August 2, 2020 included in the Offering Memorandum (including, for the avoidance of doubt, any further adjustments thereto described in the Offering Memorandum as constituting additional adjustments for purposes of this Indenture); plus

(p)               earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments incurred in connection with any acquisition or other Investment permitted under this Indenture and paid or accrued during such period; plus

(q)               the Annualized Four Wall EBITDA; plus

(r)                any adjustments reflected in any quality of earnings report prepared by a nationally recognized accounting firm in connection with any acquisition or other Investment by the Issuer or any Restricted Subsidiary; plus

(s)                any other adjustments, exclusions and add-backs that are consistent with Regulation S-X of the Securities Act;

(2)               decreased by (without duplication) non-cash gains increasing Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3)               increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees) and/or Accounting Standards Codification Topic 810.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)               public offerings with respect to such Person’s common stock registered on Form S-8;

(2)               issuance to any Restricted Subsidiary; and

(3)               any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents or Fair Market Value of assets or property received by or contributed to the Issuer or the Guarantors after the Issue Date (other than amounts provided by or contributed to the Issuer or a Guarantor from or by the Issuer or a Restricted Subsidiary) from:

(1)               contributions to its common or preferred equity capital, and

(2)               the sale (other than to the Issuer or a Restricted Subsidiary or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Issuer or any direct or indirect parent, in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or about the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the proceeds of which are excluded from the calculation set forth in Section 4.04(a)(3).

“Excluded Assets” means:

(a)               (i) Voting Stock of a Foreign Subsidiary or a Disregarded Domestic Person in excess of 65% of the total outstanding Voting Stock of such Foreign Subsidiary or CFC Holdco, (ii) the Equity Interests of any Foreign Subsidiary or Disregarded Domestic Person not owned directly by the Issuer or a Guarantor and (iii) the assets of a Foreign Subsidiary or Disregarded Domestic Person;

(b)               any property of such Person which is subject to a purchase money Lien or a Capitalized Lease Obligation permitted by this Indenture, but only to the extent that the agreements governing such purchase money Lien or Capitalized Lease Obligation prohibit the granting of any other Liens on such property,

(c)               Equity Interests in partnerships, joint ventures and any other Subsidiary that is not a Wholly Owned Subsidiary if such Equity Interests cannot be pledged without the consent of one or more Persons that is not the Issuer or a Guarantor or an Affiliate thereof, but only to the extent that any such prohibition is not rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions thereof) or any other applicable law,

(d)               any property or assets which are specifically the subject of any permit, lease, license, contract or agreement to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder if and only to the extent that the grant of the lien and security interest hereunder (x) is prohibited by or a violation of any law, rule or regulation applicable to the Issuer or any Guarantor or (y) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity)),

(e)               any property or assets the pledge of which hereunder would require governmental consent, approval, license or authorization, but only to the extent that any such restriction on such pledge is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions thereof) or any other applicable law (provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as, as applicable, the consent referred to above is obtained or the contractual or legal provisions referred to above shall be obtained or shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of (x) such Equity Interests not subject to such consent specified in preceding clause (c), (y) such property and assets not specifically subject to such permit, lease, license, contract or agreement specified in preceding clauses (d) and (z) such property and assets not subject to such consent, approval, license or authorization specified in clause (e), and, provided, further, that the exclusions referred to in preceding clauses (c), (d) and (e) shall not include any proceeds of any such Equity Interests, property or assets),

(f)                any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law,

(g)               any property leased by the Issuer or any Guarantor (as lessee) under a lease,

(h)               any fee-owned real property,

(i)                margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System),

(j)                 any property or assets to the extent that the lien on and security interest in such property or assets granted hereunder would result in material adverse tax consequences as reasonably determined by the Issuer in good faith, and

(k)               any property or asset with respect to which the Issuer reasonably determines that the burden or cost of perfecting a security interest in such property or asset outweighs the benefit of perfection afforded thereby to the Notes Secured Parties.

All terms used in this definition and defined in the Uniform Commercial Code and not otherwise defined herein have the meanings given to such terms in the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies. Notwithstanding the foregoing or anything else in this Indenture to the contrary, no representation, warranty or covenant is made with respect to the creation or perfection of a security interest in Collateral to the extent that (i) such creation or perfection would require any filing other than a filing in the United States of America, any state thereof or the District of Columbia or any other action under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia or (ii) such creation or perfection is not required pursuant to the applicable Security Documents.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is:

(i)               a Foreign Subsidiary or a Foreign Subsidiary of a Domestic Subsidiary, a CFC Holdco or a Disregarded Domestic Person,

(ii)              an Immaterial Subsidiary,

(iii)             prohibited by applicable law, regulation or by any Contractual Obligation existing on the Issue Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization in order to grant such Guarantee (unless such consent, approval, license or authorization has been received (it being understood and agreed that the Issuer shall not be required to seek such consent, approval, license or authorization)),

(iv)             any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary,

(v)              captive insurance companies,

(vi)             a not-for-profit Subsidiary,

(vii)            a Subsidiary not wholly-owned by the Issuer and/or one or more of its wholly owned Restricted Subsidiaries,

(viii)           any Unrestricted Subsidiary,

(ix)             a Subsidiary to the extent providing such Guarantee would result in material adverse tax consequences to the Issuer or Holdings (as reasonably determined by the Issuer in good faith) or

(x)              a Subsidiary to the extent that the burden or cost of obtaining a Guarantee therefrom is excessive in relation to the benefit afforded thereby (as reasonably determined by the Issuer);

except, in each case, any wholly-owned domestic Restricted Subsidiary that is not excluded from the guarantee requirement pursuant to Section 4.1 of the Credit Agreement (or any equivalent provision) under the Credit Agreement.

Notwithstanding the foregoing, the Issuer may from time to time elect to cause any Subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor (but shall have no obligation to do so), subject to the satisfaction of any applicable requirements under the Security Documents delivered on the Issue Date or otherwise reasonably determined by the Issuer. The Issuer may subsequently elect to release any such Subsidiary as a Subsidiary Guarantor at any time in its sole discretion (it being understood that such release shall be subject to (A) the Issuer or its applicable Restricted Subsidiary having capacity to make, and being deemed to make, an Investment in such Subsidiary after such release and (B) such Subsidiary having capacity to Incur, and being deemed to Incur, any Indebtedness or Liens after such release).

“Excluded Hedging Obligation” means, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Fair Market Value” means, with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Issuer).

“Financial Definitions” means the definitions of Consolidated Interest Expense, Consolidated Net Income, Consolidated Secured Debt Ratio, Consolidated First Lien Debt Ratio, Consolidated Total Debt Ratio, Consolidated Total Indebtedness, EBITDA, LTM EBITDA, Fixed Charge Coverage Ratio, Fixed Charges and Net Income, and any defined term or section reference included in such definitions.

“First Priority Lien Obligations” means (i) all Obligations with respect to the Notes and the Guarantees and (ii) other Indebtedness or Obligations of the Issuer or any Guarantor that is secured by Liens on the Collateral ranking pari passu with the Liens on the Collateral securing the Notes or the Guarantees thereof, as the case may be, as permitted by this Indenture (including obligations under the Credit Agreement).

“Fixed Charge Coverage Ratio” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the ratio of EBITDA of the Issuer and its Restricted Subsidiaries for such period to the Fixed Charges of the Issuer and its Restricted Subsidiaries for such period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio, (1) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), will be excluded; (2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Issuer or any of its Restricted Subsidiaries following the Calculation Date; and (3) interest on any Indebtedness under a revolving credit facility shall be computed on a pro forma basis based upon the Average Revolving Indebtedness during the applicable period.

“Fixed Charges” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the sum of:

(1)              Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period, and

(2)               all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Issuer and its Restricted Subsidiaries;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means a Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect from time to time; provided, that GAAP shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made, in accordance with the interpretive provisions set forth under Section 1.03 hereof; provided, further, that if at any time any change in GAAP or IFRS (including any change required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or the International Accounting Standards Board, as applicable, or its successors) would affect the computation of any financial ratio or requirement set forth in this Indenture (an “Accounting Change”), then the Issuer may elect by written notice to the Trustee to treat such term or measure as if such Accounting Change had not occurred to preserve the original intent thereof in light of such change in GAAP or IFRS, as applicable.

At any time after the Issue Date, the Issuer or its applicable direct or indirect parent company may elect to apply IFRS accounting principles in lieu of GAAP, or vice versa, and upon such election, references in this Indenture to GAAP shall thereafter be construed to mean IFRS, or vice versa, as applicable (except as otherwise provided in this Indenture). For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an Incurrence of Indebtedness or (2) have the effect of rendering invalid any payment, Investment or other action made prior to the date of such election pursuant to Section 4.04 hereof or any Incurrence of Indebtedness Incurred prior to the date of such election pursuant to Section 4.03 hereof (or any other action conditioned on the Issuer and its Restricted Subsidiaries having been able to Incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under this Indenture on the date made, Incurred or taken, as the case may be.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee” means a guarantee of the Notes pursuant to this Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)               currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements;

(2)               other agreements or arrangements designed to manage or protect such Person against fluctuations in currency exchange, interest rates or commodity prices; and

(3)               any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Dave & Buster’s Holdings, Inc., a Delaware corporation, and not any of its existing or future Subsidiaries.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) as issued by the International Accounting Standards Board and its predecessor as in effect from time to time, as may be modified in accordance with the definition of “GAAP.”

“Immaterial Subsidiary” means any Restricted Subsidiary; provided, however, that (x) the aggregate assets of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 5.0% of the consolidated assets of the Issuer and its Restricted Subsidiaries as of such date; and (y) the aggregate LTM EBITDA of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 5.0% of the LTM EBITDA of the Issuer and its Restricted Subsidiaries for such period.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means, with respect to any Indebtedness, issue, assume, guarantee, Incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)               the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, asset or business, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (ii) any acquisition earnout obligations, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, other than Hedging Obligations that are Incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2)               to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)               to the extent not otherwise included, obligations described in clause (1) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Financings, (c) Obligations associated with other post-employment benefits and pension plans, (d) any operating leases as such an instrument would be determined in accordance with GAAP on the date of this Indenture, (e) in connection with the purchase by the Issuer or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after any such obligation becomes contractually due and payable, (f) deferred or prepaid revenues, (g) any Capital Stock (other than Disqualified Stock), (h) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (i) premiums payable to, and advance commissions or claims payments from, insurance companies shall not constitute Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer or its direct or indirect parent, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the several initial purchasers listed in the Offering Memorandum.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Issuer, the Guarantors, the Collateral Agent and the Credit Agreement Collateral Agent, as amended, novated, supplemented, restated, replaced, amended and restated or otherwise modified from time to time pursuant to the terms thereunder and/or hereunder.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)               securities issued or directly and fully guaranteed or insured by the U.S., Canadian, any country that is a member of the European Union, the United Kingdom, Japan or Switzerland government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)               securities that have an Investment Grade Rating,

(3)               investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)               corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1)               “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)               the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)               the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(2)               any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer;

(3)               the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto; and

(4)               the amount of any Investment shall give effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale). For the avoidance of doubt, a guarantee by the Issuer or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Issuer or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Issuer or any Restricted Subsidiary, and in no event shall a guarantee of an operating lease or other business contract of the Issuer or any Restricted Subsidiary be deemed an Investment.

“Issue Date” means October 27, 2020.

“Junior Lien Priority” means that such subject Indebtedness is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the First Priority Lien Obligations and is subject to an Acceptable Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens). For the avoidance of doubt, Indebtedness under the Credit Agreement is not Junior Lien Priority Indebtedness.

“Lien” means, with respect to any asset, any mortgage, lease, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any transaction, any acquisition (including by way of merger, amalgamation or consolidation) or other similar Investment, any assumption or Incurrence of Indebtedness or issuance of Preferred Stock or Disqualified Stock, any Asset Sale or any Restricted Payment, by the Issuer or one or more of its Restricted Subsidiaries.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means the EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 4.02(a)(1) immediately preceding the date on which such event for which such calculation is being made shall occur, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis.”

“Material IP” means any intellectual property that is material to the business operations of the Issuer and its Restricted Subsidiaries taken as a whole, and any licenses that are necessary to run the businesses of the Issuer and its Restricted Subsidiaries taken as a whole, other than intellectual property and/or licenses that are used primarily in the business operations of one or more Unrestricted Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds and Fair Market Value of any other Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or other Cash Equivalents received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, Taxes paid or payable as a result thereof, including any payments to any direct or indirect parent in respect thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the first and second paragraph of Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“New Store” means, on any date of determination, each new entertainment and dining venue or other facility that (i) commenced operations during the 12 months preceding the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 4.02(a)(1), (ii) has been operating for less than 12 months, and (iii) is still in operation as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 4.02(a)(1).

“New Store Average EBITDA” means, on any date of determination, (a) the sum of EBITDA contributed by each Recently Opened Store during (and including) the 1st month through 12th month since it commenced operations divided by (b) the number of Recently Opened Stores.

“Notes Collateral Documents” means the Security Agreement, the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted securing any Notes Obligations or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“Notes Documents” means this Indenture, the Notes Collateral Documents and any supplemental indentures to this Indenture and amendments or supplements to the Notes Collateral Documents, including for the purpose of providing Guarantees by additional Guarantors or the granting of security interests in additional assets or property.

“Notes Obligations” means all Obligations of the Issuer and the Guarantors under or in respect of the Notes, the Guarantees, this Indenture and the other Notes Documents.

“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum relating to the offering of the Initial Notes dated October 20, 2020.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Controller, the Treasurer, the Assistant Treasurer, the Secretary or any duly authorized manager or director of the Issuer or any other individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by any one Officer of the Issuer or Holdings, who must be the principal executive officer, the principal financial officer, the treasurer, the controller, the general counsel, the principal accounting officer or any duly authorized manager or director of the Issuer or Holdings that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements set forth in this Indenture. The counsel may be an employee of or counsel to the Issuer or Holdings or any Affiliate thereof.

“Parent Holding Company” means any direct or indirect parent entity of Holdings which holds directly or indirectly 100% of the Equity Interests of Holdings and which does not hold Equity Interests in any other Person (except for any other Parent Holding Company), which term shall include, for the avoidance of doubt, the Public Parent.

“Paying Agent” means an office or agency maintained by the Issuer pursuant to the terms of this Indenture, where Notes may be presented for payment.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.06.

“Permitted Investments” means:

(1)               any Investment in the Issuer (including the Notes) or any Restricted Subsidiary;

(2)               any Investment in Cash Equivalents or Investment Grade Securities;

(3)               (x) any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary and (y) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)               any Investment in assets, including earnouts or similar obligations, received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5)               any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Issue Date;

(6)               loans and advances to, and guarantees of Indebtedness of, employees of the Issuer (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $5.0 million outstanding at any one time, in the aggregate;

(7)               any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)               Hedging Obligations permitted under Section 4.03(b)(ix);

(9)               additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of (x) $50.0 million and (y) 20.0% of LTM EBITDA; provided, however, that, for the avoidance of doubt, if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)           loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, Tax advances, payroll advances and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Issuer (or any direct or indirect parent company thereof) in good faith;

(11)           Investments the payment for which consists of Equity Interests of Holdings (other than Disqualified Stock) or any direct or indirect Parent Holding Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.04(a)(3);

(12)           any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.07(b) (except transactions described in clauses (ii), (v), (ix)(B), (xxiii) and (xxiv) of such Section);

(13)           Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)           guarantees issued in accordance with Sections 4.03 and 4.10;

(15)           Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment (including, without limitation, prepayments to suppliers in the ordinary course of business) or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16)           any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(17)           Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 4.06 or any disposition of assets not constituting an Asset Sale;

(18)           (x) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries and Similar Businesses existing on the Issue Date and (y) additional Investments in joint ventures and Similar Businesses, in the case of this clause (y), in an aggregate amount not to exceed the greater of $40.0 million and 12.5% of LTM EBITDA at any one time outstanding; provided, however, that, for the avoidance of doubt, if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19)           Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20)           advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(21)           the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of Holdings, the Issuer or a Restricted Subsidiary (or any direct or indirect Parent Holding Company);

(22)           other Investments, so long as the Consolidated Total Debt Ratio of the Issuer and its Restricted Subsidiaries on a consolidated basis is no greater than 3.75 to 1.00, determined on a Pro Forma Basis; and

(23)           to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with (i) a disposition that is not an Asset Sale or (ii) an acquisition of any business, assets or a Subsidiary not prohibited by this Indenture.

“Permitted Liens” means, with respect to any Person:

(1)               pledges or deposits by such Person in connection with workmen’s compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions, goods and services Taxes, sales Taxes, municipal Taxes, corporate Taxes and pension fund obligations, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses, sublicenses or similar agreements to which such Person is a party, performance and return of money bonds and other similar obligations Incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)               Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other like Liens, in each case for sums not overdue for a period of more than 90 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are being maintained in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction);

(3)               Liens for Taxes, assessments or other governmental charges (i) not overdue for more than 60 days or (ii) which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are being maintained on the books of such Person in accordance with GAAP (or, in the case of any Foreign Subsidiary, the accounting principles applicable in the relevant jurisdiction) or that are immaterial to the Issuer and its Restricted Subsidiaries taken as a whole;

(4)               Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)               survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, sublicenses, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which, in each case, do not in the aggregate materially impair their use in the operation of the business of such Person taken as a whole;

(6)               Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(iv), (xi), (xii), (xiii) or (xxix) hereof; provided that (i) in the case of any Liens securing Obligations Incurred pursuant to Section 4.03(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of which is financed or refinanced thereby and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates, (ii) in the case of Liens securing guarantees Incurred pursuant to Section 4.03(b)(xii), such guarantee may only be subject to a Lien to the extent the underlying Indebtedness may be subject to any Liens and (iii) in the case of any Liens securing Refinancing Indebtedness Incurred pursuant to Section 4.03(b)(xiii), such Lien relates only to Refinancing Indebtedness that (A) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the Indebtedness being refinanced or (B) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under Section 4.03(b)(iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing);

(7)               (x) Liens securing the Notes (not including any Additional Notes) and the Guarantees in respect thereof and (y) Liens existing on the Issue Date;

(8)               Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than the proceeds or products of such assets, property or shares of stock or improvements thereon or replacements, accessions or additions thereto, it being understood that individual financings of the type permitted under Section 4.03(b)(iv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(9)               Liens on assets or on property at the time the Issuer or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary (other than the proceeds or products of such assets or property or shares of stock or improvements thereon or replacements, accessions or additions thereto, it being understood that individual financings of the type permitted under Section 4.03(b)(iv) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(10)           Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;

(11)           Liens securing Hedging Obligations not entered into for speculative purposes;

(12)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)           leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiaries;

(14)           Liens arising from Uniform Commercial Code financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business and precautionary or purported Liens evidenced by the filing of UCC financing statement filings (or similar filings in any other jurisdiction);

(15)           Liens in favor of the Issuer or any Restricted Subsidiary;

(16)           Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)           (A) pledges and deposits made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers and (B) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(18)           Liens on the Equity Interests and Indebtedness of, and the assets of, Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(19)           grants of software and other technology licenses in the ordinary course of business;

(20)           judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)           Liens Incurred to secure Cash Management Services (and other Bank Products) in the ordinary course of business;

(23)           Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(24)           Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (26); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness or other obligations secured by a Lien described under clauses (6), (7), (8), (9), (10), (11), (15) and (26) at the time the original Lien became a Permitted Lien under this Indenture, plus (B) an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement plus (C) additional amounts permitted to be Incurred pursuant to Section 4.03, and which is permitted to be secured pursuant to Section 4.11;

(25)           other Liens securing obligations, which obligations do not exceed:

(i)                 the greater of (x) $100.0 million and (y) 35.0% of LTM EBITDA at any one time outstanding; provided that, at the election of the Issuer, any such Liens on the Collateral may be pari passu with or junior to the Liens securing the Notes, and the Holders of such obligations (or a representative thereof) shall become party to an Acceptable Intercreditor Agreement setting forth such priority of such Liens; plus

(ii)              the greater of (x) $100.0 million and (y) 35.0% of LTM EBITDA at any one time outstanding; provided that any such Liens on the Collateral may be junior to the Liens securing the Notes, and at the election of the Issuer, the Holders of such obligations (or a representative thereof) shall become party to an Acceptable Intercreditor Agreement setting forth such priority of such Liens;

(26)           (x) Liens securing Indebtedness or other Obligations permitted to be Incurred under the Credit Agreement and/or one or more Debt Facilities, including any letter of credit facility relating thereto, that was permitted to be Incurred pursuant to Section 4.03(b)(i); provided (i) any Liens securing the Indebtedness and other Obligations under the Credit Agreement shall be subject to the Intercreditor Agreement, having the priorities set forth therein and (ii) any Liens securing any other Debt Facility may be pari passu with or junior to the Liens securing the notes, and the holders of such Indebtedness or other Obligations (or a representative thereof) may become party to an Acceptable Intercreditor Agreement setting forth such Lien priority, and (y) Liens (solely in the case of subclauses (i) and (ii) below, on the Collateral) securing Indebtedness or other Obligations up to an additional aggregate principal amount permitted to be Incurred pursuant to Section 4.03:

(i)                 that rank pari passu with the Lien on the Collateral securing the Notes; provided that at the time of Incurrence of the Indebtedness or other Obligations secured under this clause (26)(y)(i), either the Consolidated First Lien Debt Ratio of the Issuer and its Restricted Subsidiaries does not exceed 3.75 to 1.00 or, to the extent Incurred in connection with any acquisition or similar Investment not prohibited by this Indenture, the Consolidated First Lien Debt Ratio is not greater than immediately prior to such transactions, and

(ii)              that rank junior to the Lien on the Collateral securing the Notes; provided that (A) at the time of Incurrence of the Indebtedness or other Obligations secured under this clause (26)(y)(ii), either the Consolidated Secured Debt Ratio of the Issuer does not exceed 3.75 to 1.00 or, to the extent Incurred in connection with any acquisition or similar Investment not prohibited by this Indenture, the Consolidated Secured Debt Ratio is not greater than immediately prior to such transactions, and (B) the Holders of such Obligations (or a representative thereof) shall become party to an Acceptable Intercreditor Agreement setting forth the Junior Lien Priority of such Liens, in each case of this clause (26)(y), determined on a Pro Forma Basis;

(27)           Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;

(28)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(29)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(30)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.03; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(31)           restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(32)           customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(33)           any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any of its Restricted Subsidiaries;

(34)           Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(35)           Liens not given in connection with the issuance of Indebtedness for borrowed money (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or similar provisions in any other jurisdiction) on items in the course of collection; (ii) attaching to a commodity trading account in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(36)           (i) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted under this Indenture and (ii) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment;

(37)           customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case Incurred in the ordinary course of business;

(38)           Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness; provided that such defeasance, discharge, repayment or redemption is permitted under this Indenture;

(39)           Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(40)           Liens given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of the Issuer or a Restricted Subsidiary thereof in the ordinary course of business; provided that such Liens do not materially interfere with the operations of the Issuer and its Restricted Subsidiaries, taken as a whole;

(41)           Liens on assets or Equity Interests of any non-Guarantor Subsidiary of the Issuer, provided such Liens secure obligations of such non-Guarantor Subsidiary that are otherwise permitted under this Indenture and such Liens only encumber assets of such non-Guarantor Subsidiary;

(42)           Liens arising out of or deemed to exist in connection with any financing transaction of the type described in clause (2)(m) or (n) of the definition of “Asset Sale;”

(43)           (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation schemes, payroll Taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary;

(44)           customary Liens granted in favor of a trustee (including the Trustee for the Notes) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is issued (including this Indenture under which the notes are to be issued); and

(45)           Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is Incurred in compliance with Section 4.03.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred that are classified as “pre-opening rent,” “opening costs” or “pre-opening expenses” (or any similar or equivalent caption).

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution or winding up.

“Pro Forma Basis” means, with respect to any reference period,

(i)                 if, during or after such reference period and prior to the date of determination, the Issuer or any Restricted Subsidiary shall have made any disposition (or discontinued any operations) of at least a division of a business unit, EBITDA for such reference period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such disposition or discontinuation for such reference period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such reference period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of EBITDA);

(ii)              if, during or after such reference period and prior to the date of determination, the Issuer or any Restricted Subsidiary shall have made an Investment or acquisition of assets, in each case constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person (whether by way of merger, asset acquisition, acquisition of Capital Stock or otherwise), EBITDA for such reference period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such reference period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of EBITDA);

(iii)            if, during or after such reference period and prior to the date of determination, the Issuer shall have designated any Restricted Subsidiary as an Unrestricted Subsidiary, or designated any Unrestricted Subsidiary as a Restricted Subsidiary, EBITDA and the Fixed Charge Coverage Ratio for such reference period shall be calculated after giving pro forma effect thereto as if such designation occurred on the first day of such reference period;

(iv)             if, during or after such reference period and prior to the date of determination, the Issuer or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed any Disqualified Stock or Preferred Stock, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on the first day of the applicable reference period;

(v)               if, after such reference period and prior to the date of determination, the Issuer or any Restricted Subsidiary shall have Incurred or shall have repaid, retired or extinguished any Indebtedness (other than Indebtedness under any revolving credit facility unless such Indebtedness has been permanently repaid, retired or extinguished (and the commitments thereunder terminated) and not replaced), or issued or redeemed any Disqualified Stock or Preferred Stock, then the Consolidated Secured Debt Ratio, Consolidated First Lien Debt Ratio and Consolidated Total Debt Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, retirement, extinguishment, issuance or redemption, as if the same had occurred on the last day of such reference period; and

(vi)             if, during or after such reference period and prior to the date of determination, the Issuer or any Restricted Subsidiary shall have initiated any Cost Saving Initiative, the applicable Expected Cost Savings shall be calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of such reference period and as if such Expected Cost Savings were realized in full during the entirety of such reference period (for the avoidance of doubt, including (without duplication) pro forma adjustments, if any, to the extent set forth in the definition of EBITDA).

For purposes of this Indenture, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation shall include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “EBITDA” to the extent such adjustments, without duplication, continue to be applicable to the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

The term “disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Public Parent” means Dave & Buster’s Entertainment, Inc., a corporation organized under the laws of the State of Delaware.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)               the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2)               all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value, and

(3)               the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Issuer and it being understood that such terms, covenants, termination events and other provisions may subsequently be modified so long as such modifications are on market terms (as determined by the Issuer in good faith) at the time of any such modification) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.

“Qualifying Restaurant Lease Obligations” means, for any Person, any lease for a Unit by such Person as lessee which in accordance with GAAP is an operating lease of such Person, it being understood and agreed that, any lease for a Unit which is (or would be) classified and accounted for as operating leases on a basis consistent with the accounting treatment reflected in the audited financial statements for Holdings and its Subsidiaries for the fiscal year ended February 3, 2019, which might be capitalized (and recognized as a liability on the balance sheet), shall instead be classified and accounted for as an operating lease (including for purposes of the financial ratios and other financial calculations, the amount and utilization of any “basket” and whether any lease should be treated as a capital lease and the amount of any Capitalized Lease Obligations), regardless of any change in GAAP or the application or interpretation thereof (and disregarding the cumulative effect of changes in accounting principles).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” as defined for purposes of Section 3(a)(62) of the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any Subsidiary of the Issuer pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Issuer (as provided below) as a Receivables Subsidiary and:

(a)               no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)               with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believe to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c)               to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Issuer shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Recently Opened Store” means, on any date of determination, each new entertainment and dining venue or other facility that (i) commenced operations prior to the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 4.02(a)(1), (ii) has been operating for at least 12 months, but not more than 24 months, and (iii) is still in operation as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 4.02(a)(1).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of the Issuer or any Restricted Subsidiary.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restaurant Capital Lease” means, for any Person, any lease for a Unit by such Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

“Restricted Subsidiary” means, at any time any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon a Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Credit Facility” means (a) the revolving credit facility provided under the Original Credit Agreement (the “Original Revolving Credit Facility”) and (b) whether or not the facility referred to in clause (a) remains outstanding, if designated by the Issuer to be included in the definition of “Revolving Credit Facility”, each revolving credit facility or other indebtedness provided under any indenture, credit agreement or other governing agreement, as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Issuer or any Restricted Subsidiary thereof sells substantially all of its right, title and interest in any property and, in connection therewith, the Issuer or a Restricted Subsidiary thereof acquires, leases or licenses back the right to use all or a material portion of such property.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement to be entered into on the Issue Date in favor of the Collateral Agent.

“Security Documents” means each of the security documents granting or purporting to grant a security interest in any assets of any Person to secure the Indebtedness and related Obligations under the Notes and the related Guarantees (including each intellectual property security agreement, collateral assignments, security agreement supplements, security agreements, pledge agreements or other similar agreements), as each may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with this Indenture and the Intercreditor Agreement from time to time.

“Series” means (i) the Notes, (ii) the obligations under the Credit Agreement and (iii) each other issuance or incurrence of Indebtedness constituting First Priority Lien Obligations.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (ii) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under the Securities Act as such regulation is in effect on the Issue Date.

“Similar Business” means any business, service or other activity engaged in by the Issuer, any Restricted Subsidiaries of the Issuer, or any direct or indirect parent of the Issuer on the Issue Date and any business, service or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms contractually subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee. For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” means, with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Indenture shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of the Issuer.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any of the Subsidiaries shall be a Swap Agreement.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Term Loan Facility” means the term loan provided under the Original Credit Agreement.

“Transactions” means (i) the issuance of the notes on the Issue Date, (ii) the payment in full of all Obligations outstanding under the Term Loan Facility, and the termination and release of all guarantees and security interests in connection therewith, and (iii) the payment of any related fees and expenses.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of the earlier of (a) the date of the redemption notice or (b) the date on which such notes are defeased or satisfied and discharged or redeemed, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date or the date of such defeasance or satisfaction and discharge, as applicable, to November 1, 2022; provided, however, that if the period from the date of such notice, defeasance or satisfaction and discharge, as applicable, to November 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means, when used with respect to the Trustee or Collateral Agent, as applicable, any officer of the Trustee or Collateral Agent, as applicable, within the corporate trust department (or any successor unit or department) of the Trustee or Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or Collateral Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respective, or to whom any particular corporate trust matter is referred because of that Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in the Preamble to this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§777aaa-77bbbb), as amended.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unit” means a particular restaurant and/or entertainment center at a particular location that is owned or operated by the Issuer or its Restricted Subsidiaries or that is operated by a franchisee of the Issuer or its Restricted Subsidiaries.

“Unrestricted Cash Amount” means an amount equal to the sum of (a) the unrestricted cash and Cash Equivalents and (b) cash and Cash Equivalents restricted in favor of the Collateral Agent, the Facility Agent or any other administrative agent or collateral agent in respect of First Priority Lien Obligations, in each case of the Issuer and its Restricted Subsidiaries on such date.

“Unrestricted Subsidiary” means:

(1)               any direct or indirect Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Issuer in the manner provided below; and

(2)               any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any direct or indirect Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed direct or indirect Subsidiary of the Issuer ) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(a)               the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)               if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)       (1) the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt, or (2) either (A) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation or (B) the Consolidated Total Debt Ratio for the Issuer would be less than or equal to such ratio for the Issuer immediately prior to such designation, in each case on a Pro Forma Basis taking into account such designation, and

(y)       no Event of Default shall have occurred and be continuing.

Any such designation by the Issuer shall be evidenced to the Trustee by promptly delivering to the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)               direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)               obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt;

provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, that the effect of any prepayment shall be disregarded in making such calculation.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02          Other Definitions.

Term	Defined in Section
“Acceptable Agreement”	4.06(b)
“Affiliate Transaction”	4.07(a)
“Agent Members”	Appendix A
“Applicable Law”	12.18
“Asset Sale Offer”	4.06(b)

“Authenticating Agent”	2.03
“Authentication Order”	2.03
“Change of Control Offer”	4.08(b)
“Change of Control Payment”	4.08(a)
“Clearstream”	Appendix A
“Collateral Asset Sale Offer”	4.06(b)
“Collateral Excess Proceeds”	4.06(b)
“covenant defeasance option”	8.01
“Covenant Suspension Event”	4.13(a)
“Custodian”	6.01
“Definitive Security”	Appendix A
“Depository”	Appendix A
“Directing Holder”	6.01
“Disposition”	1.01
“Euroclear”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Facility Agent”	1.01
“Fixed Amount”	1.05(c)
“Global Notes”	Appendix A
“Global Notes Legend”	Appendix A
“Guaranteed Obligations”	11.01(a)
“IAI”	Appendix A
“Increased Amount”	4.11
“Incurrence-Based Amount”	1.05(c)
“legal defeasance option”	8.01
“LCT Election”	1.05(a)
“LCT Test Date”	1.05(a)
“Maximum Fixed Repurchase Price”	1.04(h)(ii)
“Noteholder Direction”	6.01
“Notice of Default”	6.01
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Original Credit Agreement”	1.01
“Original Revolving Credit Facility”	1.01
“Initial Notes”	Preamble
“Paying Agent”	2.04(a)
“Permitted Debt”	4.03(b)
“Position Representation”	6.01
“primary obligor”	1.01
“protected purchaser”	2.08
“Purchase Agreement”	Appendix A
“Purchase Date”	3.09(b)
“QIB”	Appendix A
“Ratio Debt”	4.03(a)
“Refinancing Indebtedness”	4.03(b)(xiii)

“Refunding Capital Stock”	4.04(b)(ii)(A)
“Registrar”	2.04(a)
“Regulation S”	Appendix A
“Regulation S Global Notes”	Appendix A
“Regulation S Notes”	Appendix A
“Related Proceedings”	12.09(a)
“Replacement Assets”	4.06(b)(iv)
“Reserved Indebtedness Amount”	4.03(f)
“Reserved Indebtedness Baskets”	4.03(f)
“Reserved Indebtedness Test”	4.03(f)
“Restricted Payments”	4.04(a)
“Restricted Notes Legend”	Appendix A
“Retained Declined Collateral Proceeds”	4.06(b)
“Retained Declined Proceeds”	4.06(b)
“Retired Capital Stock”	4.04(b)(ii)(A)
“Reversion Date”	4.13(b)
“Rule 144A”	Appendix A
“Rule 144A Global Notes”	Appendix A
“Rule 144A Notes”	Appendix A
“Rule 501”	Appendix A
“Notes”	Preamble
“Notes Custodian”	Appendix A
“Specified Courts”	12.09(a)
“Specified Merger/Transfer Transaction”	5.01(b)
“Specified Parent Guarantor Merger/Transfer Transaction”	5.01(a)
“Subject Lien”	4.11
“Successor Company”	5.01(b)(i)
“Successor Holdings Guarantor”	5.01(a)(i)
“Successor Guarantor”	5.01(c)
“Suspended Covenants”	4.13(a)
“Suspension Period”	4.13(c)
“Transfer Restricted Definitive Notes”	Appendix A
“Transfer Restricted Global Notes”	Appendix A
“Unrestricted Definitive Notes”	Appendix A
“Unrestricted Global Notes”	Appendix A
“Verification Covenant”	6.01

Section 1.03          Certain Interpretative Provisions.

(a)               Notwithstanding anything to the contrary contained in this Indenture or in the definition of “Capitalized Lease,” “Capitalized Lease Obligation,” “Qualified Restaurant Lease Obligation” or “Restaurant Capital Lease,” unless the Issuer elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effective date of Accounting Standards Update 2016-02, Leases (Topic 842) (the “ASU”) and all operating lease liabilities arising after the effective date of the ASU shall be treated as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for all purposes under this Indenture, including all covenants, Financial Definitions, calculations and deliverables under this Indenture (including the calculation of Consolidated Net Income and EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be re-characterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements. Interest on a Capitalized Lease Obligation or Qualified Restaurant Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation or Qualified Restaurant Lease Obligation in accordance with GAAP.

(b)               Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

(c)               For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

Section 1.04          Rules of Construction. Unless the context otherwise requires, or except as otherwise provided herein:

(a)               a term has the meaning assigned to it;

(b)               an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)               “or” is not exclusive;

(d)               the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e)               “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)                words in the singular include the plural and words in the plural include the singular;

(g)               the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(h)               (i) the principal amount of any Preferred Stock shall be (1) the maximum liquidation value of such Preferred Stock or (2) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater and (ii) the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined in a manner consistent with the definition of “Fair Market Value”;

(i)                 the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights;

(j)                 “$” and “U.S. Dollars” each refer to United States Dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(k)               for any periods or dates which the Issuer or any direct or indirect parent thereof does not have historical financial statements available, such Person shall be entitled to use and rely on the financial statements of its predecessor or successor (as the case may be);

(l)                 the phrase “in writing” as used herein shall be deemed to include .pdfs, e-mails and other electronic means of transmission, unless otherwise indicated;

(m)             the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(n)               references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, novated, supplemented, restated, extended, amended and restated or otherwise modified from time to time;

(o)               any reference to any law in this Indenture shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such law;

(p)               a debt instrument includes any equity or hybrid instrument to the extent characterized as indebtedness; and

(q)               the words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice or norms of such Person’s industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by the Issuer and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for cash in an amount not less than 95% of the face amount thereof).

Section 1.05          Limited Condition Transactions and Other Compliance Measurements.

(a)               Notwithstanding anything to the contrary in this Indenture (including in connection with any calculation that is made on a Pro Forma Basis), in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of

(i)                 determining compliance with any provision of this Indenture which (i) requires the calculation of any financial ratio or test (including the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio and Fixed Charge Coverage Ratio) and/or (ii) requires the absence of any Default or Event of Default (or any type of Default or Event of Default); or

(ii)              determining compliance with any basket or other condition set forth in this Indenture (including baskets measured as a percentage of LTM EBITDA);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be (A) in the case of any acquisition or other Investment (including by way of merger, amalgamation or consolidation), any Asset Sale or any assumption or Incurrence of Indebtedness or issuance of Preferred Stock or Disqualified Stock, or any transaction relating thereto, the date (or on the basis of the financial statements for the most recently ended reference period) of entry into a binding letter of intent or the definitive agreements for such Limited Condition Transaction (or, solely in connection with an acquisition (including by way of merger, amalgamation or consolidation) to which the United Kingdom City Code on Takeovers and Mergers or similar regulation applies, the date on which a “Rule 2.7 Announcement” or similar regulation of a firm intention to make an offer is made); (B) in the case of any repayment, repurchase or refinancing of Indebtedness, the date that the irrevocable notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the Holders of such Indebtedness; or (C) in the case of any other Restricted Payment, at the time (or on the basis of the financial statements for the most recently ended reference period) of the declaration of such Restricted Payment (the applicable date determined pursuant to clause (A), (B) or (C), the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) and, at the election of the Issuer, any other Limited Condition Transaction that has not been consummated but with respect to which the Issuer has made an LCT Election, on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed reference period ending prior to the LCT Test Date, the Issuer or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, basket or condition, such ratio, test, basket or condition shall be deemed to have been complied with. For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, tests, baskets or conditions for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test, basket or condition, including due to fluctuations in LTM EBITDA at or prior to the consummation of the relevant transaction or action, such baskets, tests, ratios and conditions will not be deemed to have been exceeded as a result of such fluctuations.

(b)               In addition, for purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test and/or the amount of EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to Section 1.05(a), be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)               Notwithstanding anything to the contrary in this Indenture, unless the Issuer otherwise notifies the Trustee, with respect to any amount Incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (any such amount, including any amount drawn under any revolving credit facility and any cap expressed as a percentage of Consolidated Net Income or EBITDA, a “Fixed Amount”) substantially concurrently with any amount Incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the Incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the Incurrence of the Fixed Amount shall be calculated thereafter. Unless the Issuer elects otherwise, the Issuer shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Issuer prior to utilization of any amount under a Fixed Amount then available to the Issuer.

(d)               Subject to Sections 1.05(a), (b) and (c), all financial ratios and tests and the amount of Consolidated Net Income and EBITDA contained in this Indenture that are calculated with respect to any reference period shall be calculated with respect to such reference period on a Pro Forma Basis.

(e)               For purposes of determining compliance with the covenants set forth under Section 4.03 or Section 4.11 or the definition of “Permitted Liens”, if any Indebtedness, Preferred Stock, Disqualified Stock or Lien is created or Incurred in reliance on a basket measured by reference to a percentage of EBITDA, and any refinancing or replacement thereof would cause the percentage of EBITDA to be exceeded if calculated based on the EBITDA on the date of such refinancing or replacement, such percentage of EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness, Preferred Stock, Disqualified Stock or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness, Preferred Stock, Disqualified Stock or other obligation being refinanced or replaced, except by an amount equal to (x) the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any premium and defeasance costs Incurred in connection with such refinancing or replacement, plus (y) any unutilized commitments thereunder plus (z) additional amounts permitted to be Incurred pursuant to Section 4.03.

Section 1.06          Trust Indenture Act. This Indenture is not and will not be qualified under, incorporate provisions by reference to, or otherwise be subject to, the Trust Indenture Act.

This Indenture does not, and will not be deemed to, contain any provision corresponding or similar to certain provisions of the Trust Indenture Act that would otherwise apply if this Indenture were so qualified.

Article 2
THE NOTES

Section 2.01          Amount of Notes; Issuable in Series. The aggregate principal amount of Initial Notes which may be authenticated and delivered under this Indenture on the Issue Date is $550,000,000. The Notes may be issued in one or more series. All Notes of any one series shall be substantially identical except as to denomination.

The Issuer may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and Section 4.11 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09, 2.10, 3.08, 3.09(e), 4.08(c) or the Appendix), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b)(i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more supplemental indentures hereto, prior to the issuance of such Additional Notes:

(1)       whether such Additional Notes shall be issued as part of a new or existing series of Notes and the title of such Additional Notes (which shall distinguish the Additional Notes of the series from Notes of any other series);

(2)       the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(3)       the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(4)       if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of the Appendix in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the supplemental indenture hereto setting forth the terms of the Additional Notes.

Additionally, the Trustee shall receive an Officer’s Certificate in accordance with Section 12.04, and the Trustee shall receive an Opinion of Counsel which shall state:

(1)       that the form of such Additional Notes has been established by a supplemental indenture or by or pursuant to a resolution of the Board of Directors in conformity with the provisions of this Indenture;

(2)       that the terms of such Additional Notes have been established in conformity with the other provisions of this Indenture;

(3)       that such Additional Notes, when authenticated and delivered by the Trustee or its Authenticating Agent and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and

(4)       that all covenants and conditions precedent under this Indenture with respect to the issuance, authentication and delivery of such Additional Notes have been complied with.

Section 2.02          Form and Dating. Provisions relating to the Notes are set forth in the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Initial Notes and the Trustee’s certificate of authentication, and any Additional Notes (if issued as Transfer Restricted Definitive Notes) and the Trustee’s certificate of authentication, shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in fully registered form without coupons and only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Section 2.03          Execution and Authentication.

The Trustee or its Authenticating Agent shall authenticate and make available for delivery upon a written order of the Issuer signed by one or more officers, directors or authorized signatories of the Issuer (an “Authentication Order”) (a) Initial Notes for original issue on the date hereof of $550,000,000 in aggregate principal amount of 7.625% Senior Secured Notes due 2025 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. Notwithstanding anything to the contrary in this Indenture or the Appendix, any issuance of Additional Notes after the Issue Date shall be in a minimum principal amount of $2,000 and any integral multiples of $1,000 in excess thereof whether such Additional Notes are of the same or a different series than the Initial Notes. Prior to the authentication of the Initial Notes, the Trustee shall receive an Officer’s Certificate and Opinion of Counsel in accordance with Section 12.04. One or more officers, directors or authorized signatories of the Issuer shall sign the Notes for the Issuer by manual, electronic or facsimile signature.

If an officer, director or authorized signatory whose signature is on a Note no longer holds that office at the time the Trustee or its Authenticating Agent authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee or its Authenticating Agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents (each an “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04          Registrar and Paying Agent.

(a)               The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Notes Custodian with respect to the Global Notes. The Trustee hereby accepts such appointments. Upon written request from the Issuer or each time the register of Holders is amended, the Registrar shall provide the Issuer with a copy of the register of Holders.

(b)               The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, upon written notification from the Issuer, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c)               The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) written notification to the Trustee that the Trustee shall serve, to the extent it determines that it is able, as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.

Section 2.05          Paying Agent to Hold Money in Trust.

On or prior to 11:00 a.m. (New York City time) on each Business Day prior to the due date of the principal of and interest on any Note, the Issuer shall deposit with the Paying Agent (or if the Issuer or a domestically organized Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee in writing of any default by the Issuer in making any such payment. If the Issuer or a domestically organized Wholly Owned Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it for the benefit of the Persons entitled thereto. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. During the continuance of a Default under this Indenture, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee. For the avoidance of doubt, a Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments and disbursements to be made by a Paying Agent and the Trustee until they have confirmed receipt of funds sufficient to make the relevant payment. No money held by an Agent needs to be segregated except as is required by law.

Section 2.06          Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.07          Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and upon receipt of an Authentication Order the Trustee or its Authenticating Agent shall authenticate Notes at the Registrar’s request. The Issuer or the Trustee may require a Holder to pay a sum sufficient to pay all Taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer and the Trustee shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days prior to the sending of a notice of redemption or of any Notes to be redeemed or tendered and not withdrawn in connection with a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, any Guarantor, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture, the Appendix or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture and the Appendix.

Neither the Trustee nor any of its agents shall have any responsibility or liability for any actions taken or not taken by the depositary with which any Global Note is registered.

Section 2.08          Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate (upon receipt of an Authentication Order) a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. Such Holder shall furnish to the Issuer, to the Trustee and, if applicable, the Paying Agent or Registrar, an indemnity bond sufficient in their judgment to protect them from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for the Issuer’s or Trustee’s expenses in replacing a Note (including, without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note is an additional obligation of the Issuer. The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09          Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee or its Authenticating Agent except for those canceled by it, those delivered to it for cancellation, those paid or replaced pursuant to Section 2.08 and those described in this Section 2.09 as not outstanding. Subject to Section 12.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent holds, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10          Temporary Notes.

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee upon receipt of an Authentication Order shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and upon receipt of an Authentication Order the Trustee shall authenticate Definitive Notes and make them available for delivery in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.11          Cancellation.

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Trustee and the Paying Agent shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Registrar for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.12          Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful), in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date and shall promptly mail or cause to be mailed to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the defaulted interest, or with respect to the nature, extent, or calculation of the amount of defaulted interest owed, or with respect to the method employed in such calculation of the defaulted interest.

Section 2.13          CUSIP Numbers and ISINs.

The Issuer in issuing the Notes may use CUSIP numbers and ISINs (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers; provided, further, that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISINs. The Issuer shall promptly advise the Trustee in writing of any change in the CUSIP numbers and ISINs.

Section 2.14          Calculation of Specified Percentage of Notes.

With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with Section 2.09 and Section 12.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 2.15          Deposit of Moneys.

Subject to actual receipt of such funds as provided by Section 2.05 by the designated Paying Agent, such Paying Agent shall remit such payment in a timely manner to the Holders on such day or date, as the case may be, to the Persons and in the manner set forth in Paragraph 2 of the Notes; provided, however, that no Paying Agent shall be obliged to make a payment until it has received funds sufficient to make such payment. The Issuer shall promptly notify the Trustee and the respective Paying Agent of its failure to so act.

Article 3
REDEMPTION

Section 3.01          Optional Redemption.

(a)               The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the Form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to, but not including, the redemption date.

(b)               Notwithstanding anything in this Indenture or the Notes to the contrary, in connection with any tender offer for, or other offer to purchase or redeem the Notes, including a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer as described in this Indenture, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice sent in accordance with the procedures of DTC, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in such tender offer payment (or other offer to purchase or redeem), accrued and unpaid interest, if any, on the Notes to be redeemed, to, but excluding, the date of such redemption.

Section 3.02          Applicability of Article.

Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture (including the optional redemption provisions of Paragraph 5 of the Form of Note set forth in Exhibit A hereto), shall be made in accordance with such provision and this Article 3.

Section 3.03          Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Form of Note set forth in Exhibit A hereto, it shall notify the Trustee and the Paying Agent in writing of (i) the particular part of Paragraph 5 of the Form of Note set forth in Exhibit A hereto pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustee and the Paying Agent provided for in this Section 3.03 at least 10 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the Form of Note set forth in Exhibit A hereto. Any such notice may be canceled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

Section 3.04          Selection of Notes to Be Redeemed.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in accordance with the procedures of the Depository; provided, that no such selection shall result in a Holder of Notes with a principal amount of Notes less than the minimum denomination for the Notes. The Notes to be redeemed shall be selected from outstanding Notes not previously called for redemption. Notes and portions of them selected shall be in minimum amounts of $2,000 or a whole multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.05          Notice of Optional Redemption.

(a)               At least 10 days but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Form of Note set forth in Exhibit A hereto, the Issuer shall send or cause to be sent, a notice of redemption to each Holder (with a copy to the Trustee and Paying Agent) whose Notes are to be redeemed to such Holder’s registered address or otherwise in accordance with the procedures of the Depository; provided that redemption notices may be provided more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction or discharge of this Indenture or defeasance of the Notes pursuant to this Indenture.

Any such notice shall identify the Notes to be redeemed and shall state:

(i)                the redemption date;

(ii)              the redemption price and the amount of accrued interest to the redemption date;

(iii)             the name and address of a Paying Agent;

(iv)             that Notes called for redemption must be surrendered to a Paying Agent to collect the redemption price, plus accrued interest;

(v)               if fewer than all the outstanding Notes are to be redeemed, the certificate numbers (if applicable) and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of the Notes to be redeemed and the aggregate principal amount of the Notes to be outstanding after such partial redemption;

(vi)             that, unless the Issuer defaults in making such redemption payment or any Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)            any conditions precedent to the redemption of the Notes;

(viii)           the paragraph of the Notes and/or section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(ix)             the CUSIP number and ISIN, if any, printed on the Notes being redeemed; and

(x)              that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN if any, listed in such notice or printed on the Notes.

In connection with any redemption of Notes (including with funds in an aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to the satisfaction or waiver (as may be determined by the Issuer) of one or more conditions precedent, including the completion of any financing, redemption, acquisition, securities offering or other corporate transaction. In addition, if such redemption or notice is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Issuer shall provide written notice of the satisfaction or waiver of such conditions, the delay of such redemption date or the rescission of such notice of redemption to the Trustee on or prior to the redemption date, and upon receipt the Trustee shall provide such notice of each Holder of Notes in the same manner in which the redemption notice was given.

(b)               At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer has delivered to the Trustee, at least 5 Business Days (unless a shorter period is acceptable to the Trustee) prior to the date the redemption notice is sent to Holders, an Officer’s Certificate requesting that the Trustee give such notice. In such event, the Issuer shall provide the Trustee in writing with the information required by this Section 3.05.

Section 3.06          Effect of Notice of Redemption.

Once notice of redemption is provided in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice (except to the extent such redemption is conditional as set forth in Section 3.05). Upon surrender to any Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date.

In connection with any redemption of Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to equity issuances, debt issuances, other offering or other corporate transactions or events and may provide for extensions of the redemption date at the option of the Issuers. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.07          Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary of the Issuer is a Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus, as applicable, accrued and unpaid interest on, the Notes to be redeemed, unless a Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. For the avoidance of doubt, a Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments and disbursements to be made by a Paying Agent and the Trustee until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 3.08          Notes Redeemed in Part.

In the case of Definitive Notes, upon surrender of a Note that is redeemed in part, the Issuer shall execute and upon receipt of an Authentication Order the Trustee or the Authenticating Agent shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.09          Offer to Purchase by Application of Excess Proceeds or Collateral Excess Proceeds.

(a)               In the event that, pursuant to Section 4.06 hereof, the Issuer is required to commence an Asset Sale Offer or a Collateral Asset Sale Offer, it will follow the procedures specified below.

(b)               The Asset Sale Offer or Collateral Asset Sale Offer, as applicable, shall be made to all Holders with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will remain open for a period of at least 20 Business Days following its commencement, except to the extent that a shorter period is permitted by applicable law or a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds or Collateral Excess Proceeds, as applicable (the “Offer Amount”), to the purchase of Notes and, if applicable, other tendered Indebtedness as provided in Section 4.06 or, if less than the Offer Amount has been tendered, all Notes and, if applicable, other Indebtedness tendered in response to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(c)               If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable.

(d)               Upon the commencement of an Asset Sale Offer or a Collateral Asset Sale Offer, the Issuer shall send, or cause to be sent, or as otherwise provided in accordance with the procedures of the Depository, a written notice to the Trustee, the Paying Agent and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will state:

(i)                 that the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, is being made pursuant to this Section 3.09 and Section 4.06 hereof and the length of time the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will remain open;

(ii)              the Offer Amount, the purchase price and the Purchase Date;

(iii)            that Notes not tendered or accepted for payment will continue to accrue interest;

(iv)             that, unless the Issuer defaults in making such payment, Notes accepted for payment pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will cease to accrue interest after the Purchase Date;

(v)               that Holders electing to have Notes purchased pursuant to an Asset Sale Offer or Collateral Asset Sale Offer, as applicable, may elect to have Notes purchased in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(vi)             that Holders electing to have Notes purchased pursuant to any Asset Sale Offer or Collateral Asset Sale Offer, as applicable, will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer a depository, if appointed by the Issuer, or a paying agent at the address specified in the notice at least three days before the Purchase Date;

(vii)          that (x) if the Issuer has not elected to give Holders withdrawal rights, the Holders will not be entitled to withdraw their election and (y) otherwise, the Holders will be entitled to withdraw their election if the Issuer, the Depository or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile, transmission, e-mail or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)        that, if the aggregate principal amount of Notes and, if applicable, other tendered Indebtedness surrendered by Holders thereof exceeds the Offer Amount, the Issuer will select the Notes and, if applicable, other tendered Indebtedness as provided in Section 4.06; and

(ix)             that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(e)               On or before the Purchase Date, the Issuer, to the extent lawful, will accept for payment, on a pro rata basis to the extent necessary (subject to maintenance of authorized denominations), the Offer Amount of Notes or portions thereof and, if applicable, other Indebtedness tendered pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, or if less than the Offer Amount has been tendered, all Notes and, if applicable, other Indebtedness tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depository or the Paying Agent, as the case may be, will, not later than three Business Days after the Issuer accepts the Offer Amount, mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee or Authenticating Agent, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that such Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Notes not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer or Collateral Asset Sale Offer, as applicable, on or as soon as practicable after the Purchase Date.

(f)                Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made in accordance with the provisions of Sections 3.03 through 3.08 hereof and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

Article 4
COVENANTS

Section 4.01          Payment of Notes.

The Issuer shall promptly pay the principal of and interest, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal or interest shall be considered paid on the date due if by 11:00 a.m., New York City time on such date the Trustee or any Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or any Paying Agent, as the case may be, are not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02          Reports and Other Information.

(a)               The Issuer shall have the Issuer’s annual consolidated financial statements audited by the Issuer’s independent registered public accountants. In addition, so long as any Notes are outstanding, the Issuer shall furnish to the Trustee (which shall have no duty to furnish to any other Person) and may (i) furnish to the Holders, (ii) post on its confidential password-protected website, (iii) post on Intralinks or any comparable confidential password-protected online data system or (iv) file with the SEC:

(1)               an annual report and quarterly report including solely the following information: (a) annual financial statements with respect to an annual report and quarterly financial statements with respect to a quarterly report (including a consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows prepared in accordance with GAAP), (b) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” containing information customarily included in such section when included in a Form 10-K or Form 10-Q, as applicable, filed with the SEC, (c) a presentation of EBITDA of the Issuer and its Restricted Subsidiaries for the trailing twelve month period substantially consistent with the presentation of “Adjusted EBITDA” in the Offering Memorandum and derived from such financial statements, and (d) with respect to the annual report only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2)               the information that would be required to be contained in filings with the SEC on Form 8-K by the Issuer if the Issuer were required to file such reports for any of the following events: (a) significant acquisitions or dispositions, (b) the bankruptcy of the Issuer or a Significant Subsidiary, (c) the acceleration of any Indebtedness of the Issuer or any Restricted Subsidiary having a principal amount in excess of $50.0 million, (d) a change in certifying independent auditor with respect to the Issuer or any direct or indirect parent whose financial statements are provided as permitted by this Indenture, (e) the appointment or departure of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer or President (or persons fulfilling similar duties) of the Issuer, (f) change in fiscal year, (g) non-reliance on previously issued financial statements, (h) change of control transactions, (i) entry into material agreements, (j) entry into material financial obligations and (k) historical financial statements of an acquired business (relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K to the extent and in the form available to the Issuer (as determined by the Issuer in good faith) if the Issuer were a domestic reporting company under the Exchange Act); provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole; provided, further, however, that no such current report will be required to include a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director or officer; provided further that instead of providing such information pursuant to this clause (2), the Issuer will be deemed to have satisfied this requirement by providing the information in any report delivered pursuant to clause (1) within fifteen (15) Business Days after the occurrence of such event.

In connection therewith and for the avoidance of doubt, all such reports (A) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K promulgated by the SEC, Regulation G promulgated by the SEC or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) shall not be required to contain the separate financial information for Guarantors contemplated by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X promulgated by the SEC, (C) shall not be required to comply with Items 402, 405, 406, 407 and 601 of Regulation S-K promulgated by the SEC, (D) shall not be required to contain any segment reporting, (E) shall not be required to contain any exhibit (including any financial statements that would be required to be filed as an exhibit), (F) shall not be required to comply with rules or regulations promulgated by the SEC concerning Extensible Business Reporting Language (XBRL), (G) shall not be required to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its direct or indirect parents or Subsidiaries) and any director, manager or executive officer of the Issuer (or any of its direct or indirect parents or Subsidiaries) and (H) shall not be required to comply with the requirements of Regulation S-X to the extent such requirements were not complied with in the Offering Memorandum or to otherwise provide any disclosure with respect to results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.

(b)               All such annual reports shall be furnished within 90 days after the end of the fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated domestic filer) to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated domestic filer) to which they relate. All such current reports shall be furnished within fifteen (15) Business Days after the occurrence of each event that would be required to be reported in such current report.

(c)               The Issuer shall make available such information and such reports (as well as the details regarding the conference call described below) to any (i) Holder, (ii) beneficial owner of the Notes, (iii) bona fide prospective investor in the Notes, (iv) bona fide securities analyst or (v) bona fide market maker in the Notes, in each case, by confidentially posting such information on its website or on Intralinks or any comparable password-protected online data system and making readily available any password or other login information to any such recipient or by filing such information with the SEC. The Trustee shall have no responsibility whatsoever to determine if such posting or filing has occurred. The Issuer shall hold a quarterly conference call for the Holders and securities analysts to discuss such financial information for the previous quarter no later than fifteen (15) Business Days after distribution of such financial information. The Issuer may require an acknowledgement from any such recipient in connection with access to its financial information or conference calls that (i) it will keep all information confidential, (ii) it will not use such information in violation of applicable securities laws and regulations, (iii) it will not use the information to compete with the Issuer and (iv) it is not a person principally engaged in a Similar Business or that derives a significant portion of its revenues from a Similar Business, and the Issuer may withhold access from any person who does not satisfy such conditions in its good faith judgment. While the Issuer or any direct or indirect parent of the Issuer is in registration with respect to an initial public offering, the Issuer or any direct or indirect parent of the Issuer shall not be required to disclose any information or take any actions which, in the view of the Issuer, would violate the securities laws or the SEC’s gun jumping rules. The Trustee will have no responsibility whatsoever to participate in any conference calls.

(d)               Notwithstanding the foregoing, in the event that the Issuer or any direct or indirect parent of the Issuer is or becomes a public reporting company and files the financial statements and forms of reports required pursuant to Section 4.02(a) and holds the quarterly conference calls required by the immediately preceding paragraph, then the Issuer shall satisfy the requirements under this Section 4.02 upon the filing of such reports with the SEC or other securities commission or stock exchange and the holding of such conference calls; provided that if a direct or indirect parent of the Issuer files such reports with the SEC (and, as set forth in the second sentence of the third succeeding paragraph of this covenant, if the direct or indirect parent has more than de minimis operations separate and apart from its ownership in the Issuer), such direct or indirect parent of the Issuer provides the consolidating information set forth in the second sentence of Section 4.02(g). The Trustee shall have no responsibility to determine whether such filing has occurred and will have no responsibility whatsoever to participate in any conference calls.

(e)               The Issuer shall also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(f)                If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by Section 4.02(a)(1) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operation of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of the Issuer.

(g)               Notwithstanding the foregoing, the Issuer may satisfy its obligations in this Section 4.02 with respect to financial information relating to the Issuer by furnishing financial information relating to a direct or indirect parent of the Issuer consistent with this Section 4.02. Such reports need not include financial statements required by Rules 3-10, 3-16, 13-01 or 13-02 of Regulation S-X; provided that if the direct or indirect parent has more than de minimis operations separate and apart from its ownership in the Issuer, then the financial statements of the direct or indirect parent will be required to provide consolidating information, which need not be audited, that explains in reasonable detail the differences between the information relating to such parent and its subsidiaries, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

(h)               Notwithstanding anything herein to the contrary, the Issuer shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(c) until 120 days after the receipt of written notice delivered by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class. Notwithstanding anything herein to the contrary, any failure to comply with this Section 4.02 shall be automatically cured when the Issuer or any direct or indirect parent of the Issuer, as the case may be, makes available all required reports to the Holders.

(i)                 Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with any of the covenants described herein, to determine whether any reports, information or documents have been posted on any website or online data system or filed with the SEC or other securities commission or stock exchange or to review or analyze reports, information or documents delivered to it or to participate in any conference calls.

Section 4.03          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)               (i) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Issuer shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any of the Issuer’s Restricted Subsidiaries may issue shares of Preferred Stock, in each case, if the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries determined on a Pro Forma Basis for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 4.02(a)(1) immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 (any such debt Incurred pursuant to this proviso, “Ratio Debt”), in each case determined on a Pro Forma Basis; provided, further, however, that the aggregate principal amount of Indebtedness (excluding Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not the Issuer or Guarantors of the Notes shall not exceed the greater of (x) $50.0 million and (y) 25.0% of LTM EBITDA at any one time outstanding pursuant to this Section 4.03(a) (less the outstanding amount of any Indebtedness Incurred by Restricted Subsidiaries that are non-Guarantor Subsidiaries pursuant to Section 4.03(b)(xix)(1)).

(b)               The limitations set forth in Section 4.03(a) shall not apply to the following (collectively, “Permitted Debt”):

(i)                 the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Debt Facility (and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof)) in an aggregate principal amount not to exceed the sum of:

(1)               the sum of $600.0 million plus the greater of (x) $100.0 million, and (y) 33.0% of LTM EBITDA at any one time outstanding pursuant to this paragraph, plus

(2)               the maximum amount of Indebtedness such that on a Pro Forma Basis, the Consolidated First Lien Debt Ratio of the Issuer and its Restricted Subsidiaries either (x) does not exceed 3.75 to 1.00 or (y) is not greater than the Consolidated First Lien Debt Ratio immediately prior to such transaction (with any Indebtedness Incurred under Section 4.03(b)(i)(1) hereof on the date of determination of the Consolidated First Lien Debt Ratio not being included in the calculation of Consolidated First Lien Debt Ratio under this Section 4.03(b)(i)(2) on such date but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date); provided, that (i) any Indebtedness Incurred and outstanding pursuant to this subclause (2) shall be deemed to be Indebtedness secured by a Lien on the Collateral that ranks pari passu with the Liens securing the Notes, whether or not so secured, solely for purposes of calculating the Consolidated First Lien Debt Ratio for this subclause (2); and (ii) any Indebtedness Incurred pursuant to this Section 4.03(b)(i) may be refinanced at any time if such refinancing does not exceed the sum of (x) the greater of (I) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to this Section 4.03(b)(i) on the date of such refinancing and (II) the aggregate principal amount of the Indebtedness being refinanced at such time plus (y) the Reserved Indebtedness Amount, if any plus (z) an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, associated with such refinancing and, in the case of a refinancing of Indebtedness under the Credit Agreement outstanding on the Issue Date, such Indebtedness shall be treated for all purposes as Incurred pursuant to this Section 4.03(b)(i);

(ii)              the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Notes and the Guarantees, as applicable;

(iii)             Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b));

(iv)             Indebtedness (i) including, without limitation, Capitalized Lease Obligations (excluding Capitalized Restaurant Lease Obligations), mortgage financings (including mortgages on real property in operations (including stores and distribution centers)) or purchase money obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance or refinance all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Issuer or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this Section 4.03(b)(iv), not to exceed the greater of (x) $150.0 million and (y) 50.0% of LTM EBITDA at any one time outstanding minus amounts Incurred and outstanding under Section 4.03(b) (xiii) in respect of Indebtedness originally Incurred under this Section 4.03(b)(iv) or (ii) constituting Capitalized Restaurant Lease Obligations of the Issuer or its Restricted Subsidiaries (other than any Capitalized Restaurant Lease Obligations acquired as Acquired Indebtedness, which shall be governed by Section 4.03(b)(xix);

(v)           Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business or (y) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing;

(vi)          Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Issuer or any of its Subsidiaries in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)         shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or any of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(viii)        Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to Holdings or the Issuer or (b) the Issuer or any Restricted Subsidiary to Holdings, the Issuer or any Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or issuing such Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable, (except to Holdings the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;

(ix)           Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(x)            obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries;

(xi)           Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this Section 4.03(b)(xi), does not exceed the greater of (x) $150.0 million and (y) 50.0% of LTM EBITDA at any one time outstanding (minus amounts Incurred and outstanding under Section 4.03(b)(xiii) in respect of Indebtedness originally Incurred under this Section 4.03(b)(xi));

(xii)          any guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(xiii)         the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under Section 4.03(a) and Sections 4.03(b)(ii), (iii), (iv), (xi), (xiii), (xvi), (xix), (xxiv) and (xxix) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest and fees and expenses, including any premium and defeasance costs, in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)           other than with respect to revolving Indebtedness, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (i) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced or defeased and (ii) the Weighted Average Life to Maturity of the Notes;

(2)           has a Stated Maturity which is no earlier than the earlier of (i) the Stated Maturity of the Indebtedness being refunded, refinanced, replaced or defeased and (ii) the Stated Maturity of the Notes;

(3)            to the extent such Refinancing Indebtedness refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)            is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding, plus the amount of any then-existing unutilized commitments, of the Indebtedness being refinanced plus (y) the amount necessary to pay accrued and unpaid interest and fees, underwriting discounts and expenses, including any original issue discount, upfront fees, premium and defeasance costs Incurred in connection with such refinancing plus (z) any additional amounts permitted to be Incurred pursuant to this covenant; and

(5)           shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or (y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor;

(xiv)         Indebtedness arising from (i) Cash Management Services or any Bank Products and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that in the case of subclause (ii) of this Section 4.03(b)(xiv) such Indebtedness is extinguished within ten (10) Business Days of its Incurrence;

(xv)          Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvi)         Contribution Indebtedness;

(xvii)        Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;

(xviii)       Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xix)         (1) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries Incurred to finance an acquisition or other Investment or (2) Acquired Indebtedness of the Issuer or any of its Restricted Subsidiaries not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction; provided that, in the case of subclause (1), (i) after giving effect to the transactions that result in the Incurrence or issuance thereof, on a Pro Forma Basis, either (a) the Issuer would be permitted to Incur at least $1.00 of additional Ratio Debt pursuant to the test set forth in Section 4.03(a) or (b) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would not be less than immediately prior to such transactions and (ii) the aggregate principal amount of Indebtedness Incurred by Restricted Subsidiaries which are non-Guarantor Subsidiaries under clause (xix)(1) shall not exceed the greater of $50.0 million and 25.0% of LTM EBITDA at any one time outstanding (less the outstanding amount of any Indebtedness Incurred by Restricted Subsidiaries that are non-Guarantor Subsidiaries pursuant to the proviso set forth in Section 4.03(a));

(xx)          Indebtedness Incurred by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly applied or deposited to defease or to satisfy and discharge all or any portion of the Notes;

(xxi)         guarantees (a) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted under this Indenture;

(xxii)        Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent permitted by Section 4.04(b)(iv);

(xxiii)       Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

(xxiv)       Indebtedness Incurred by joint ventures of the Issuer or any of the Restricted Subsidiaries (or by the Issuer or any of the Restricted Subsidiaries on behalf of any such joint venture) or guarantees of the foregoing, and Indebtedness of any of the Restricted Subsidiaries that are not Subsidiary Guarantors, in an aggregate principal amount not to exceed the greater of (x) $25.0 million and (y) 8.0% of LTM EBITDA at any one time outstanding (minus amounts Incurred and outstanding under Section 4.03(b)(xiii) in respect of Indebtedness originally Incurred under this Section 4.03(b)(xxiv));

(xxv)        customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi)       Indebtedness Incurred pursuant to Sale/Leaseback Transactions;

(xxvii)      Indebtedness (x) under Card Programs with an agent or lender under the Revolving Credit Facility (or any of their respective Affiliates), in an unlimited amount and (y) under Card Programs with parties other than an agent or lender under the Revolving Credit Facility (or any of their respective Affiliates), not exceeding an aggregate principal amount of the greater of (1) $10.0 million and (2) 3.0% of LTM EBITDA at any one time outstanding pursuant to this paragraph;

(xxviii)    Indebtedness of any Foreign Subsidiary (including any Person that becomes a Foreign Subsidiary), including under working capital lines, lines of credit or overdraft facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $25.0 million and (y) 8.0% of LTM EBITDA at any one time outstanding pursuant to this Section 4.03(b)(xxviii); and

(xxix)        Indebtedness secured solely by already owned or hereinafter acquired real property in operations (including our corporate headquarters and entertainment and dining venues), related assets, proceeds and products thereof, and accessions thereto in an aggregate principal amount not to exceed the greater of (1) $20.0 million and (2) 6.5% of LTM EBITDA at any one time outstanding.

(c)           For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred as Ratio Debt, the Issuer shall, in its sole discretion, at the time of Incurrence, divide and/or classify, or at any later time re-divide and/or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03. With respect to Sections 4.03(b)(iv), (xi), (xxiv) or (xxix), if at any time that the Issuer would be entitled to have Incurred any then outstanding item of Indebtedness as Ratio Debt, such item of Indebtedness shall be automatically reclassified into an item of Indebtedness Incurred as Ratio Debt. Notwithstanding the foregoing, all Indebtedness under the Credit Agreement in respect of revolving commitments available on the Issue Date shall be deemed to be Incurred pursuant to Section 4.03(b)(i)(1) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. The Issuer will also be entitled to divide, classify or reclassify an item of Indebtedness in more than one of the types permitted in Sections 4.03(a) and (b) without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) Incurred pursuant to Section 4.03(b) when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be Incurred pursuant to Section 4.03(a).

(d)           For purposes of determining compliance with this Section 4.03, with respect to Indebtedness Incurred under a Debt Facility, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions under a Debt Facility that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall, subject to the Issuer’s option to elect otherwise pursuant to Section 4.03(f), only be deemed for purposes of this Section 4.03 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent reborrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once, and guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(e)           For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a currency other than U.S. Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus an amount not exceeding the amount otherwise able to be Incurred pursuant to Section 4.03(a) or (b), it being understood that such amount shall constitute utilization of the applicable basket or exception to this Section 4.03, as the case may be).

(f)            In the event that the Issuer or its Restricted Subsidiaries enters into or increases commitments under a revolving credit or other committed debt facility, the Consolidated First Lien Debt Ratio or the Consolidated Secured Debt Ratio of the Issuer, will, for purposes of Section 4.03(a), Section 4.03(b)(i)(2) and clause (26)(y) of the definition of “Permitted Liens” (solely to the extent the Obligations under such revolving credit facility are secured by Liens on the Collateral) (collectively, the “Reserved Indebtedness Baskets”), as applicable, at the Issuer’s option, as elected on the date such revolving credit or other debt commitments are entered into or increased, either (a) be determined on the date such revolving credit or other debt commitments are entered into or increased, in which case the Consolidated First Lien Debt Ratio or Consolidated Secured Debt Ratio, as applicable, for purposes of calculating compliance with all baskets and ratios under this Section 4.03 (collectively, the “Reserved Indebtedness Tests”), as applicable, shall be calculated (whether on such date or thereafter (but only with respect to such portion of commitments that have not been permanently reduced)) assuming that the full amount thereof has been borrowed as of such date, and, if the applicable Reserved Indebtedness Test is satisfied with respect thereto on such date, any future borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under the applicable Reserved Indebtedness Basket, in each case irrespective of the Consolidated First Lien Debt Ratio or Consolidated Secured Debt Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount”) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment.

Section 4.04       Limitation on Restricted Payments.

(a)           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)             declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer and its Restricted Subsidiaries or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)            purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii)           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (viii) of Section 4.03(b)); or

(iv)          make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)            no Event of Default specified in Sections 6.01(a), (b), (e) or (f) shall have occurred and be continuing or would occur as a consequence thereof;

(2)            immediately after giving effect to such transaction on a Pro Forma Basis, the Issuer could Incur at least $1.00 of additional Indebtedness as Ratio Debt; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 4.04(b)(i), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the sum of, without duplication,

(A)          an amount, not less than zero in the aggregate, equal to 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from November 2, 2020 to the end of the Issuer’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 4.02(a)(1) at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, less 100% of such amount), plus

(B)          100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(C)           100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(D)           the principal amount of any Indebtedness, or the liquidation preference or Maximum Fixed Repurchase Price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to the Issuer or another Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, plus

(E)           100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Issuer or any Restricted Subsidiary from:

(I)              the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (9) or (18)(y) of the definition of “Permitted Investments” or Section 4.04(b)(x), but to the extent exceeding the amount of such Restricted Investment made pursuant to such clause (9) or (18)(y) of the definition of “Permitted Investments” or Section 4.04(b)(x), including such excess amount of repayment received),

(II)            the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary of Holdings, or

(III)           any distribution or dividend from an Unrestricted Subsidiary of Holdings (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus

(F)           in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of the Investment of the Issuer or its applicable Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (9) or (18)(y) of the definition of “Permitted Investments” or Section 4.04(b)(x), but to the extent exceeding the amount of such Restricted Investment made pursuant to such clause (9) or (18)(y) of the definition of “Permitted Investments” or Section 4.04(b)(x), including such amounts in excess of such Fair Market Value), plus

(G)           the greater of $25.0 million and 8.0% of LTM EBITDA, plus

(H)          the aggregate amount of Retained Declined Proceeds and Retained Declined Collateral Proceeds since the Issue Date (to the extent Holders were provided notice in connection with the Asset Sale Offer or Collateral Asset Sale Offer related thereto that any Excess Proceeds or Collateral Excess Proceeds not accepted by the Holders shall constitute Retained Declined Proceeds or Retained Declined Collateral Proceeds, as the case may be, since the Issue Date and such Retained Declined Proceeds and Retained Declined Collateral Proceeds will increase the amount available for Restricted Payments under Section 4.04(a)(3) to the extent not otherwise applied in accordance with Section 4.04(b)(xvi)).

(b)           The provisions of Section 4.04(a) shall not prohibit:

(i)            the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii)           (A) the redemption, repurchase, defeasance, exchange, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or any Restricted Subsidiary or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, in exchange for, or out of the proceeds of a sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent contributed to the Issuer or any Restricted Subsidiary or contributions to the equity capital of the Issuer or any Restricted Subsidiary (other than any Disqualified Stock or any Equity Interests sold to the Issuer or any Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 4.04(b)(vi), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer ) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement and (C) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the sale (other than to the Issuer or a Restricted Subsidiary) (made within 90 days of such redemption, repurchase, defeasance, exchange, retirement or other acquisition) (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(iii)           the prepayment, redemption, repurchase, defeasance, exchange or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (x) constituting Acquired Indebtedness not Incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction or (y) made by exchange for, or out of the proceeds of the sale (made within 90 days of such prepayment, redemption, repurchase, defeasance, exchange, or other acquisition) of, new Indebtedness of the Issuer or a Restricted Subsidiary that is Incurred in accordance with Section 4.03 so long as, in each case of this clause (y):

(A)          the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the sum of (x) the principal amount (or accreted value, if applicable), plus the amount of any then-existing unutilized commitments, of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, defeased, exchanged, acquired or retired for value, (y) plus the amount necessary to pay accrued and unpaid interest, fees, underwriting discounts and expenses, including any original issue discount, upfront fees, premium and defeasance costs, required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so prepaid, redeemed, repurchased, defeased, exchanged, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums, plus (z) any additional amounts permitted to be Incurred pursuant to Section 4.03;

(B)           such Indebtedness is subordinated to the Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so prepaid, purchased, exchanged, redeemed, repurchased, defeased, exchanged, acquired or retired;

(C)           such Indebtedness has a final scheduled maturity date no earlier than the final scheduled maturity date of the earlier of (i) the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired or (ii) the Notes; and

(D)          other than with respect to revolving Indebtedness, such Indebtedness has a Weighted Average Life to Maturity that is not less than the lesser of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, defeased, acquired or retired and (y) the remaining Weighted Average Life to Maturity of the Notes;

(iv)          the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any other direct or indirect parent of the Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed the greater of (x) $10.0 million and (y) 3.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)          the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer or any Restricted Subsidiary) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any other direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under Section 4.04(a)(3)); plus

(B)           the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or any other Restricted Subsidiary after the Issue Date; plus

(C)           the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners or consultants (or their respective trusts, estates, investment funds, investment vehicles or Immediate Family Members) of Holdings, any of its Subsidiaries or any direct or indirect parent of Holdings that are foregone in exchange for the receipt of Equity Interests of Holdings or any direct or indirect parent of Holdings pursuant to any compensation arrangement, including any deferred compensation plan;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) or (C) above in any calendar year; in addition, cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any current, former or future officer, director or employee (or any permitted transferees thereof) of the Issuer or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Issuer (or any direct or indirect parent company thereof) from such Persons will be deemed not to constitute a Restricted Payment for purposes of this Section 4.04 or any other provisions of this Indenture;

(v)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 4.03;

(vi)          (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (B) the declaration and payment of dividends to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date and (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(b)(ii); provided, however, that (I) for the most recently ended four full fiscal quarters for which financial statements have been delivered pursuant to Section 4.02(a)(1) immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Issuer would be permitted to Incur at least $1.00 of additional Ratio Debt pursuant to the test set forth in Section 4.03(a) and (II) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(vii)         [reserved];

(viii)        [reserved];

(ix)           Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(x)            other Restricted Payments in an aggregate amount not to exceed the sum of (i) the greater of (x) $50.0 million and (y) 20.0% of LTM EBITDA, plus (ii) any amount of Restricted Payments constituting Restricted Investments made in reliance on this clause (10) that the Issuer or a Restricted Subsidiary has sold for cash or otherwise liquidated or repaid for cash, in each case, in the case of this clause (ii), in an amount equal to the net proceeds thereof not to exceed the original amount of such Restricted Investment;

(xi)           the distribution, as a dividend or otherwise, of shares of Capital Stock of, or other securities of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii)          any payments pursuant to a Tax sharing agreement between the Issuer and any other Person or a Restricted Subsidiary and any other Person with which the Issuer or any Restricted Subsidiary files a consolidated Tax return or with which the Issuer or any Restricted Subsidiary is part of a group for Tax purposes or any Tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such Tax sharing agreement or arrangement and payment does not permit or require payments in excess of the amounts of Tax that would be payable by the Issuer or the Restricted Subsidiaries on a stand-alone basis;

(xiii)         the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of the Issuer, in the amount required for such entity to:

(A)          pay amounts equal to the amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise, capital stock, minimum and other similar Taxes) required to maintain its corporate, limited liability company or other organizational existence, customary salary, bonus and other benefits payable to, and indemnities and tax withholding obligations provided on behalf of, officers and employees of the Issuer or any direct or indirect parent of the Issuer, if applicable, and general corporate, limited liability company or other organizational operating and overhead expenses (including legal, accounting and other professional fees and expenses) of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(B)           pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest, principal and/or other payments on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries Incurred in accordance with Section 4.03; and

(C)           pay fees and expenses Incurred by any direct or indirect parent related to any equity or debt offering of such parent (whether or not successful);

(xiv)         (i) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants or similar instruments if such Equity Interests represent a portion of the exercise price of such options or warrants or similar instruments and (ii) in connection with the withholding of a portion of the Equity Interests or other equity awards granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee in connection with such grant or award;

(xv)          purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi)         the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under Section 4.06 and Section 4.08; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control, Collateral Asset Sale Offer or Asset Sale, as the case may be, and has repurchased all such Notes validly tendered and not withdrawn in connection with such Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as the case may be;

(xvii)       any joint venture that is not a Restricted Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(xviii)      any Restricted Payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(xix)         the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer;

(xx)          payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer and its Subsidiaries;

(xxi)         Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (xxi) that are at that time outstanding, not to exceed the sum of (a) the greater of (x) $40.0 million and (y) 12.5% of LTM EBITDA and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, repurchases, redemptions, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (xxi) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (xxi) for so long as such Person continues to be the Issuer or a Restricted Subsidiary; and

(xxii)        other Restricted Payments, so long as the Consolidated First Lien Debt Ratio of the Issuer and its Restricted Subsidiaries on a consolidated basis is no greater than 3.25 to 1.00, determined on a Pro Forma Basis;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Section 4.04(b)(x) and 4.04(b)(xxii), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid prior to the time of designation) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise satisfied the requirements set forth in the definition of an Unrestricted Subsidiary. Notwithstanding anything to the contrary in this Indenture or the other Notes Documents, (i) no Restricted Subsidiary that owns Material IP may be designated as an Unrestricted Subsidiary, (ii) none of the Issuer, any Guarantor or any Restricted Subsidiary shall be permitted to make any new Investment in any Unrestricted Subsidiary in the form of Material IP and (iii) no Material IP shall be permitted to be transferred by any of the Issuer, any Guarantor or any Restricted Subsidiary to any Unrestricted Subsidiary, whether by designation hereunder, or any other transfer or disposition.

(d)           For purposes of this Section 4.04, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment in any manner that complies with this Section 4.04 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 4.05       Dividend and Other Payment Restrictions Affecting Subsidiaries. the Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(a)           (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)           make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)           sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries; except in each case for such encumbrances or restrictions existing under or by reason of:

(1)            contractual encumbrances or restrictions in effect or entered into or existing on the Issue Date, including pursuant to the Credit Agreement, the Intercreditor Agreement, Hedging Obligations and any other documents relating to the Transactions;

(2)            this Indenture, the Notes, the Security Documents any Additional Notes permitted to be Incurred under this Indenture and in each case any guarantees thereof;

(3)            applicable law or any applicable rule, regulation or order;

(4)            any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(5)            contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6)            Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.11 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)            customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(9)            purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

(10)          customary provisions contained in leases, licenses, contracts and other similar agreements entered into in connection with Sale/Leaseback Transactions or in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) above on the property subject to such lease, license, contract or agreement;

(11)          any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)          other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to Section 4.03; provided that either (a) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined by the Issuer in good faith), (b) such encumbrances and restrictions apply only during the continuance of a default or event of default relating to such Indebtedness, (c) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture (with respect to other indentures) or the Credit Agreement outstanding on the Issue Date (with respect to other credit agreements) or (d) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock generally represent market terms (as determined by the Issuer in good faith) at the time of Incurrence or issuance thereof;

(13)          any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;

(14)          arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(15)          existing under, by reason of or with respect to Refinancing Indebtedness; provided that either (a) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith), (b) such encumbrances and restrictions apply only during the continuance of a default or event of default relating to such Refinancing Indebtedness, (c) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture (with respect to other indentures) or the Credit Agreement outstanding on the Issue Date (with respect to other credit agreements), (d) the encumbrances and restrictions in such Refinancing Indebtedness generally represent market terms (as determined by the Issuer in good faith) at the time of Incurrence or issuance thereof or (e) the encumbrances and restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined by the Issuer in good faith);

(16)          restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(17)          any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that either (a) such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, (b) such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith), (c) such encumbrances and restrictions apply only during the continuance of a default or event of default relating to any Indebtedness, (d) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture (with respect to other indentures) or the Credit Agreement outstanding on the Issue Date (with respect to other credit agreements) or (e) the encumbrances and restrictions in such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing generally represent market terms (as determined by the Issuer in good faith) at the time of effectiveness thereof.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06       Asset Sales.

(a)           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1)           the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests issued or assets sold or otherwise disposed of; and

(2)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, together with the consideration for all other Asset Sales made pursuant to this Section 4.06 since the Issue Date (on a cumulative basis), is in the form of cash or Cash Equivalents; provided, however, that in the case of Asset Sales involving the disposition of non-core assets (as determined by the Issuer in its good faith judgment; provided the value of such non-core assets does not exceed 50% of the consideration payable in connection with such acquisition) acquired as part of any acquisition after the Issue Date, only 50% of the consideration therefor, together with the consideration for all other Asset Sales made pursuant to this proviso since the Issue Date (on a cumulative basis), must be in the form of cash or Cash Equivalents; provided, further, that the amount of:

(i)            any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, that has been delivered pursuant to Section 4.02(a)(1) or, if Incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Issuer’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such Incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are (i) assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Issuer or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability or (ii) otherwise cancelled or terminated in connection with the transaction (other than any intercompany liabilities owed to the Issuer or a Restricted Subsidiary);

(ii)            any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (to the extent of the cash received);

(iii)          any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $35.0 million and (y) 11.0% of LTM EBITDA, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iv)          Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(v)           consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the Issuer or a Restricted Subsidiary, shall each be deemed to be Cash Equivalents for the purposes of this Section 4.06.

(b)           Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

(i)            [reserved];

(ii)           to the extent such Net Cash Proceeds are from an Asset Sale of Collateral, to repay any First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that if the Issuer or any Guarantor shall so reduce such First Priority Lien Obligations, the Issuer or such Guarantor will equally and ratably reduce Obligations under the Notes (A) through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof), (B) by redeeming Notes if the Notes are then redeemable as provided under Article 3 of this Indenture or (C) by making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of the Notes,

(iii)          to the extent such Net Cash Proceeds are from an Asset Sale that does not constitute Collateral, (x) to repay any Indebtedness secured by a Lien on such asset or (y) to repay any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or relevant Guarantee (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that if the Issuer or any Guarantor shall so reduce such Indebtedness, the Issuer or such Guarantor will equally and ratably reduce Obligations under the Notes (A) through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof), (B) by redeeming Notes if the Notes are then redeemable as provided under Article 3 of this Indenture or (C) by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of the Notes,

(iv)          to make an investment in any one or more businesses, assets, or property or capital expenditures, in each case used or useful in a Similar Business; provided that, to the extent such Net Cash Proceeds are from Collateral, such investment shall also constitute Collateral,

(v)           to make an investment in any one or more businesses, properties or assets that replace the properties and assets that are the subject of such Asset Sale (“Replacement Assets”); provided that, to the extent such Net Cash Proceeds are from Collateral, such Replacement Assets shall also constitute Collateral,

(vi)           to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Issuer or another Restricted Subsidiary, or

(vii)          any combination of the foregoing;

provided that the Issuer and its Restricted Subsidiaries shall be deemed to have complied with Sections 4.06(b)(iv) and (v) if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Issuer has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or otherwise or make a capital expenditure in compliance with the provision described in Sections 4.06(b)(iv) and (v) (an “Acceptable Agreement”) with the good faith expectation that such acquisition, purchase or capital expenditure will be completed within 180 days after the end of such 365-day period; provided, further, that if any Acceptable Agreement is later cancelled or terminated for any reason after the end of such 365-day period and before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be. Notwithstanding the foregoing, to the extent that (x) a repatriation or other distribution of any or all of the Net Cash Proceeds of any Asset Sale by a Subsidiary to the Issuer (and/or payment of such amounts by the Issuer) is prohibited or delayed by applicable local law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), (y) such distribution would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officers) or (z) a distribution of any or all of the Net Cash Proceeds of any Asset Sale by a Subsidiary to the Issuer (and payment of such amounts by the Issuer to the Issuer) would reasonably be expected to result in material adverse Tax consequences, as determined by the Issuer in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 4.06 and may be retained by the applicable Subsidiary; provided that, for a period of 365 days of the receipt of such Net Cash Proceeds, the Issuer shall use commercially reasonable efforts to permit repatriation of the proceeds that would otherwise be subject to this Section 4.06, if such repatriation (A) can be effected without violating local law, (B) would not present a material risk as described in clause (y) above and (C) can be effected without incurring material adverse Tax consequences, and, if such proceeds may be repatriated such proceeds shall be required to be applied in compliance with this Section 4.06 within such 365-day period, subject to the immediately preceding paragraph of this Section 4.06(b). Pending the final application of any such Net Cash Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents or Investment Grade Securities.

Any Net Cash Proceeds from any Asset Sale of Collateral that are not applied as provided and within the time period set forth in the second and third immediately preceding paragraphs (it being understood that any portion of such Net Cash Proceeds used to make an offer to purchase Notes, as described in Section 4.06(b)(ii), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” Within twenty (20) Business Days after the aggregate amount of Collateral Excess Proceeds exceeds $35.0 million, the Issuer shall make an offer to all Holders of the Notes, and if required by the terms of any First Priority Lien Obligations or other Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to all Holders of such First Priority Lien Obligations or other Obligations, as appropriate, on a pro rata basis (a “Collateral Asset Sale Offer”), to purchase the maximum principal amount of Notes and such other Indebtedness that is in minimum denominations of at least $2,000 and integral multiples of $1,000 in excess thereof with respect to the Notes that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such other First Priority Lien Obligations or other Obligations of the Issuer or any Guarantor were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture or the agreement governing such First Priority Lien Obligations or other Obligations. The Issuer will commence a Collateral Asset Sale Offer with respect to Excess Proceeds within twenty (20) Business Days after the date that Collateral Excess Proceeds exceeds $35.0 million by mailing or electronically sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale of Collateral by making a Collateral Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Collateral Excess Proceeds of $35.0 million or less. To the extent that the aggregate amount of Notes and such other First Priority Lien Obligations or other Obligations of the Issuer or any Guarantor tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds (any such amount, “Retained Declined Collateral Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes or such other First Priority Lien Obligations or other Obligations of the Issuer or any Guarantor surrendered by Holders thereof exceeds the amount of Collateral Excess Proceeds, the Issuer shall select or cause to be selected the Notes and the trustee or agent for such other Indebtedness shall select such other Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Indebtedness tendered (subject to adjustment so that no Notes in an unauthorized denomination shall remain outstanding after such purchase). Upon completion of any such Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

Any Net Cash Proceeds from any Asset Sale that does not constitute Collateral that are not applied as provided and within the time period set forth in the third and fourth immediately preceding paragraphs (it being understood that any portion of such Net Cash Proceeds used to make an offer to purchase Notes, as described in Section 4.06(b)(iii), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” Within twenty (20) Business Days after the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all Holders of Notes, and if required by the terms of any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or the relevant Guarantee, to the holders of such Indebtedness (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and such Indebtedness that is in minimum denominations of at least $2,000 and integral multiples of $1,000 in excess thereof with respect to the Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or the relevant Guarantee was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, but not including, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture or the agreement governing such other Indebtedness. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within twenty (20) Business Days after the date that Excess Proceeds exceeds $50.0 million by mailing or electronically sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $50.0 million or less. To the extent that the aggregate amount of Notes and such Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or the relevant Guarantee tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds (any such amount, “Retained Declined Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes or the Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or the relevant Guarantee surrendered by holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select or cause to be selected the Notes and the trustee or agent for such other Indebtedness shall select such other Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Indebtedness tendered (subject to adjustment so that no Notes in an unauthorized denomination shall remain outstanding after such purchase). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)               The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or Collateral Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.07          Transactions with Affiliates.

(a)               The Issuer shall not, and shall not permit any Restricted Subsidiaries of the Issuer to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i)             such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; or

(ii)              if in the good faith judgment of the Issuer, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view (when such transaction is taken in its entirety).

(b)               The provisions of Section 4.07(a) shall not apply to the following:

(i)                (A) transactions between or among Holdings, the Issuer and/or any of the Restricted Subsidiaries of the Issuer (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger or consolidation of the Issuer or any direct parent company of the Issuer; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)              (x) Restricted Payments permitted by Section 4.04 (including any payments that are exceptions to the definition of Restricted Payments set forth in Sections 4.04(a)(i) through (iv)) and (y) Permitted Investments;

(iii)            transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Issuer (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Issuer (or any direct or indirect parent thereof) in good faith;

(iv)             the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(v)              transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.07(a)(i);

(vi)             payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(vii)          any agreement, instrument or arrangement as in effect as of the Issue Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment (i) is not disadvantageous to the Holders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by the Issuer in good faith) or (ii) generally represents market terms (as determined by the Issuer in good faith) at the time of effectiveness of such amendment;

(viii)         the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement (i) are not otherwise more disadvantageous to the Holders in any material respect when taken as a whole as compared to the original transaction, agreement or arrangement as in effect on the Issue Date or (ii) generally represent market terms (as determined by the Issuer in good faith) at the time any such existing or new transaction, agreement or arrangement is consummated or any such amendments is effective, as applicable;

(ix)            (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(x)              any transaction effected as part of a Qualified Receivables Financing, factoring arrangement or similar transaction, including without limitation sales or other transfers of accounts receivable and related assets or participations therein;

(xi)             the sale or issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Holdings (or a successor direct parent of the Issuer);

(xii)            any merger, consolidation or reorganization of the Issuer or any of its Restricted Subsidiaries (otherwise permitted by this Indenture) with an Affiliate of the Issuer and/or such Restricted Subsidiary solely for the purpose of (x) reorganizing to facilitate an Equity Offering of the Issuer or any direct or indirect parent of the Issuer, (y) forming or collapsing a holding company structure or (z) reincorporating the Issuer or such Restricted Subsidiary in a new jurisdiction, in each case, so long as any such merger, consolidation or reorganization has been approved by a majority of the members of the Board of Directors of the Issuer or such Restricted Subsidiary, as applicable, in good faith;

(xiii)          [reserved]

(xiv)          any contribution to the capital of the Issuer or any Restricted Subsidiary;

(xv)           transactions permitted by, and complying with, the provisions of Section 5.01;

(xvi)         licenses or sub-licenses of patents, trademarks, know-how and any other intellectual property;

(xvii)       pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii)      any employment agreements, option plans and other similar arrangements entered into by the Issuer or any of its Restricted Subsidiaries with employees or consultants in the ordinary course of business;

(xix)         the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(xx)          the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 4.04(b)(xii) or, with respect to franchise or similar Taxes, by Section 4.04(b)(xiii) thereof;

(xxi)         transactions to effect the Transactions;

(xxii)        any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers and employees of the Issuer or any of its respective Restricted Subsidiaries and the payment of compensation to officers and employees of the Issuer or any of its respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxiii)      transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(xxiv)     transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxv)       any agreement that provides customary registration rights to the equity holders of the Issuer or any direct or indirect parent of the Issuer and the performance of such agreements;

(xxvi)      payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Issuer; and

(xxvii)    transactions between the Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person.

Section 4.08          Change of Control.

(a)               Upon the occurrence of a Change of Control, each Holder shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof (the “Change of Control Payment”), plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that it has exercised its right to redeem such Notes of such Holder in accordance with Article 3 of this Indenture.

(b)               Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes in accordance with Article 3 of this Indenture, the Issuer shall cause a notice to be sent electronically, or, at the Issuer’s option, mailed by first-class mail or otherwise provided in accordance with the procedures of the Depository (a “Change of Control Offer”) to each Holder with a copy to the Trustee describing:

(i)               that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of the Holders of record on a record date to receive interest on the relevant interest payment date);

(ii)              the transaction or transactions constitute a Change of Control;

(iii)             the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is sent, except if delivered in advance of the occurrence of such Change of Control in accordance with this Section 4.08); and

(iv)             the instructions determined by the Issuer that a Holder must follow in order to have its Notes purchased.

(c)               Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall not be entitled to withdraw their election if the Issuer has not elected to give Holders withdrawal rights. Otherwise, the Holders shall be entitled to withdraw their election if the Trustee or the Issuer receive not later than two Business Days prior to the purchase date a facsimile transmission, e-mail or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)               On the purchase date, all Notes purchased by the Issuer under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(e)               Notwithstanding the foregoing provisions of this Section 4.08, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08(b) applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, for the avoidance of doubt, the Issuer will not be required to make a Change of Control Offer if the Issuer has previously or concurrently with the Change of Control, issued a notice of a full redemption pursuant to the provisions set forth under Article 3 of this Indenture.

(f)                At the time the Issuer delivers Notes to the Trustee which are to be accepted for purchase, the Issuer shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuer pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(g)               Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(h)               The Issuer shall comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue of such compliance.

(i)                 Notwithstanding the foregoing, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, with a purchase date to occur upon, or within a specified period of time not to exceed 15 days after, the consummation of such Change of Control.

Section 4.09          Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer (beginning with the fiscal year ending on or about January 31, 2021) an Officer’s Certificate, the signer of which shall be the principal executive officer, principal accounting officer, principal financial officer or duly authorized manager or director of the Issuer, stating that in the course of the performance by the signer of his or her duties as an officer, manager or director of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during such period (including, in each case, any Default or Event of Default arising from any failure by the Issuer or any other Grantor (as defined in the Security Documents) to take any action necessary to maintain or perfect any Liens in the Collateral in favor of the Collateral Agent to the extent required by the Security Documents). If the signer does have such knowledge, the certificate shall describe such Default or Event of Default, its status and what action the Issuer, as applicable, is taking or proposes to take with respect thereto.

Section 4.10          Future Guarantors. If, after the Issue Date, any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Excluded Subsidiary) that is not then a Guarantor guarantees or Incurs (x) any Indebtedness under the Credit Agreement or (y) any capital markets Indebtedness of the Issuer or any of its Restricted Subsidiaries with an aggregate outstanding principal amount in excess of the greater of $50.0 million and 15.0% of LTM EBITDA, then the Issuer shall cause such Restricted Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall become a Guarantor under this Indenture and (ii) grant Liens on its assets as set forth under Section 4.15, in each case within 90 days of the date that such guarantee or Lien, as applicable, has been granted pursuant to the Credit Agreement or such capital markets Indebtedness.

Section 4.11          Liens. The Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create or Incur any Lien (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property now owned or hereafter acquired (other than Permitted Liens), unless, solely in the case of any Subject Lien on any asset or property that does not constitute Collateral, the Notes (or a Guarantee, in the case of Subject Liens on assets or property of a Restricted Subsidiary that is a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (a) the release and discharge of the Subject Lien (including any deemed release upon payment in full of all obligations under such Indebtedness (except upon foreclosure or default of such Indebtedness)), (b) any sale, exchange or transfer to any Person other than the Issuer or any Guarantor of the property or assets secured by such Subject Lien, or of all of the Capital Stock held by the Issuer or any Guarantor in, or all or substantially all the assets of, any Guarantor creating such Subject Lien in each case in accordance with the terms of this Indenture, (c) payment in full of the principal of, and accrued and unpaid interest, if any, on the Notes, or (d) a defeasance or discharge of the Notes in accordance with the procedures described in Article 8, and in each case, subject to Section 10.02. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Subject Lien.

For purposes of determining compliance with this Section 4.11, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.11 and the definition of “Permitted Liens”; provided that any Liens in respect of Indebtedness Incurred pursuant to Section 4.03(b)(i)(1)(A) shall be deemed to have been Incurred pursuant to clause (26)(x) of the definition of “Permitted Liens,” and the Issuer shall not be permitted to reclassify all or any portion of such Liens.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.12          Maintenance of Office or Agency.

(a)               The Issuer shall maintain, in the United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served (not including service of process). The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 12.02.

(b)               The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency; provided that no office or agency of the Trustee shall be an office or agency of the Issuer for purposes of service of legal process against the Issuer or any Guarantor.

(c)               The Issuer hereby designates the corporate trust office of the Trustee as set forth in Section 12.02 or its agent as such office or agency of the Issuer in accordance with Section 2.04.

Section 4.13          Suspension of Covenants.

(a)               If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries (and in the case of Section 5.01(a)(iv), Holdings) shall not be subject to Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.10, Section 5.01(a)(iv) and Section 5.01(b)(iv) and Section 5.01(c)(iii) (collectively, the “Suspended Covenants”), and, in each case, any related Default or event of Default in this Indenture.

(b)               In the event that Holdings and the Issuer and its Restricted Subsidiaries, as applicable, are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then Holdings and the Issuer and its Restricted Subsidiaries, as applicable, shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c)               The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds and Collateral Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d)               In the event of any such reinstatement on a Reversion Date, no action taken or omitted to be taken by Holdings, the Issuer or any of its Restricted Subsidiaries, as applicable, prior to such Reversion Date (and no action taken or omitted to be taken following a Reversion Date in connection with honoring, complying with or otherwise performing or consummating any contractual commitments or obligations entered into during a Suspension Period) shall give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made shall be calculated as though Section 4.04 had been in effect prior to, but not during, the Suspension Period; provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period unless such designation would have complied with Section 4.04 as if Section 4.04 would have been in effect during such period and (2) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified as having been Incurred or issued pursuant to Section 4.03(b)(iii). In addition, for purposes of Section 4.07, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date shall be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 4.05, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section 4.05 shall be deemed to have been existing on the Issue Date.

(e)               The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on Holdings’ and the Issuer’s and its Restricted Subsidiaries’, as applicable, future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder upon request.

Section 4.14          Limitation on Holdings Activities.

(a)               Holdings shall ensure that its only material liabilities and material assets are, and that it shall only conduct, transact or otherwise engage in any material business or operations, as follows:

(i)               Holdings’ direct or indirect ownership of the Equity Interests of the Issuer and activities incidental thereto;

(ii)              the entry into, and the performance of its obligations with respect to the Credit Agreement, this Indenture, the Security Documents, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement, the Notes and other Indebtedness that has been Incurred or guaranteed by the Issuer or any of the Restricted Subsidiaries (provided that such Indebtedness is not Incurred or guaranteed in violation of this Indenture);

(iii)            the consummation of the Transactions;

(iv)            the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, permitted by this Indenture for Holdings to enter into and perform;

(v)               the payment of dividends and distributions (and other activities in lieu thereof permitted by this Indenture), the making of contributions to the capital of its Subsidiaries and guarantees of Indebtedness permitted to be Incurred under this Indenture and the guarantees of other obligations not constituting Indebtedness;

(vi)              the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries);

(vii)            the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock), including converting into another type of legal entity;

(viii)          the participation in Tax, accounting and other administrative matters as a member of any consolidated or similar group including the Issuer, including compliance with applicable laws and legal, Tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(ix)             the holding of any cash and Cash Equivalents (but not operating any property);

(x)              the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees;

(xi)             establishing and maintaining bank accounts;

(xii)            guaranteeing obligations Incurred by the Issuer and/or any of the Restricted Subsidiaries;

(xiii)          engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders; and

(xiv)          any activities incidental to the foregoing.

(b)               Holdings shall cause the Issuer to, and the Issuer shall, at all times remain a Wholly Owned Subsidiary of Holdings.

Section 4.15          After-Acquired Collateral.

(a)               From and after the Issue Date, and subject to certain limitations and exceptions contained in the Security Documents, if the Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Priority Lien Obligations, it must concurrently grant a first priority perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Notes Obligations.

Article 5
SUCCESSOR COMPANY

Section 5.01          Merger, Consolidation or Sale of All or Substantially All Assets.

(a)               Holdings shall not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis), in one or more related transactions, to any Person unless:

(i)               Holdings is the surviving corporation or the Person(s) formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory of the United States (Holdings or such Person(s), as the case may be, being herein called the “Successor Holdings Guarantor”);

(ii)              the Successor Holdings Guarantor (if other than Holdings) expressly assumes all the obligations of Holdings under this Indenture, the Notes and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments;

(iii)            immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Holdings Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Holdings Guarantor or such Restricted Subsidiary at the time of such transaction) no Event of Default shall have occurred and be continuing;

(iv)             immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(A)             the Successor Holdings Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(B)             either (x) the Fixed Charge Coverage Ratio for the Successor Holdings Guarantor and its Restricted Subsidiaries would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for the Successor Holdings Guarantor and its Restricted Subsidiaries would be less than or equal to such ratio for the Issuer immediately prior to such transaction;

(v)               the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or disposition, and such supplemental indenture, if any, and such instrument of assumption, if any, comply with this Indenture; and

(vi)             to the extent any assets of the Person which is merged or consolidated with or into Holdings are assets of the type which would constitute Collateral under the Security Documents, Holdings or the Successor Holdings Guarantor, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

Subject to certain limitations described in this Indenture, the Successor Holdings Guarantor will succeed to, and be substituted for, Holdings under this Indenture and the Guarantee by Holdings, and Holdings will automatically be released and discharged from its obligations under this Indenture, the Security Documents and the Guarantee by Holdings.

Notwithstanding the foregoing Sections 5.01(a)(iii) and (iv), (a) Holdings may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Holdings in the United States, a state of the United States, the District of Columbia or any territory thereof, (b) Holdings may merge or consolidate with or transfer all or part of its properties or assets to another Guarantor or the Issuer, and (c) Holdings may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of Holdings or any of the jurisdictions set forth in clause (a) of this sentence, provided that, in each case, as compared to immediately prior to such transaction, (x) the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby and (y) any such transaction does not lessen or negatively alter the obligations (including, for the avoidance of doubt, with respect to the release of any Guarantees) of the Issuer or any other Guarantor under this Indenture, the notes, the Guarantees and the Security Documents, as the case may be (any transaction described in this sentence, a “Specified Parent Guarantor Merger/Transfer Transaction”).

(b)               The Issuer shall not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis), in one or more related transactions, to any Person unless:

(i)               the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory of the United States (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(ii)              the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture, the Notes and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments;

(iii)            immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Event of Default shall have occurred and be continuing;

(iv)             immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(A)             the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(B)             either (x) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such ratio for the Issuer immediately prior to such transaction;

(v)               the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or disposition, and such supplemental indenture, if any, and such instrument of assumption, if any, comply with this Indenture; and

(vi)             to the extent any assets of the Person which is merged or consolidated with or into the Issuer are assets of the type which would constitute Collateral under the Security Documents, the Issuer or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

The Successor Company (if other than the Issuer) shall succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and in such event, the Issuer shall automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing Sections 5.01(b)(iii) and (iv), (x) the Issuer may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings or any Restricted Subsidiary and (y) the Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in the United States, a state of the United States, the District of Columbia, or any territory thereof, so long as, in each case, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence, a “Specified Merger/Transfer Transaction”).

(c)               Each Subsidiary Guarantor shall not, and the Issuer shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (herein called the “Successor Guarantor”) unless:

(i)               the surviving company (or company to which assets are transferred) in such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or other disposition is the Issuer or a Restricted Subsidiary;

(ii)             such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or other disposition is not in violation of Section 4.06; or

(iii)            immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Event of Default shall have occurred and be continuing; and

(A)             [reserved];

(B)              the Successor Guarantor expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Notes and the applicable Security Documents, pursuant to a supplemental indenture;

(C)              to the extent any assets of the Person which is merged or consolidated with or into the Subsidiary Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Subsidiary Guarantor or the Successor Guarantor, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and

(D)             the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or disposition, and such supplemental indenture, if any, and such instrument of assumption, if any, comply with this Indenture; and.

(d)               Subject to Section 11.02 and any other limitations described in this Indenture, the Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee.

(e)               Notwithstanding the requirements set forth in Section 5.01(a) through (d), (1) a Subsidiary Guarantor may consolidate or merge with, wind up into, or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties or assets to an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, a state of the United States, the District of Columbia, or any territory thereof, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby, (2) a Subsidiary Guarantor may consolidate or merge with, wind up into, or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties or assets to another Guarantor or the Issuer, and (3) a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or any of the jurisdictions set forth in clause (1) of this sentence.

Article 6
DEFAULTS AND REMEDIES

Section 6.01          Events of Default. An “Event of Default” occurs if:

(a)               a default occurs in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days,

(b)               a default occurs in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(c)               Holdings, the Issuer or any Restricted Subsidiary of the Issuer fails to comply for 60 days after written notice given by the Trustee or the holders of not less than 30% in aggregate principal amount of the then outstanding Notes with its other agreements contained in the Notes, this Indenture (other than those referred to in the foregoing clauses (a) or (b)) or the Security Documents; provided that, in the case of a failure to comply with Section 4.02, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (c) has been delivered to the Issuer by the Trustee or the holders of not less than 30% in aggregate principal amount of the then outstanding Notes,

(d)               Holdings, the Issuer or any Significant Subsidiary of the Issuer fails to pay any Indebtedness (other than Indebtedness owing to Holdings, the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total principal amount of any such Indebtedness unpaid or accelerated exceeds the greater of $50.0 million and 15.0% of LTM EBITDA,

(e)               Holdings, the Issuer or a Significant Subsidiary of the Issuer pursuant to or within the meaning of any Bankruptcy Law:

(i)               commences a voluntary case;

(ii)              consents to the entry of an order for relief against it in an involuntary case;

(iii)             consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)            makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(f)                a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)               is for relief against Holdings, the Issuer or any Significant Subsidiary of the Issuer in an involuntary case;

(ii)              appoints a Custodian of Holdings, the Issuer or any Significant Subsidiary of the Issuer or for any substantial part of its property; or

(iii)            orders the winding up or liquidation of Holdings, the Issuer or any Significant Subsidiary of the Issuer; and the order or decree remains unstayed and in effect for 90 days,

(g)               Holdings, the Issuer or any Significant Subsidiary of the Issuer fails to pay final and non-appealable judgments entered by a court of competent jurisdiction (other than any such judgment covered by third-party indemnities or enforceable insurance policies issued by solvent carriers) aggregating the greater of $50.0 million and 15.0% of LTM EBITDA, which judgments are not discharged, waived or stayed for a period of 60 days,

(h)               the Guarantee of Holdings or a Significant Subsidiary of the Issuer ceases to be in full force and effect in any material respect (except as contemplated by the terms thereof) or any such Guarantor denies or disaffirms in writing its obligations under this Indenture, any Guarantee or any Security Document and such Default continues for 30 days after written notice of such Default shall have been given by the Trustee,

(i)                 (x) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any portion of the Collateral with an aggregate Fair Market Value in excess of the greater of $50.0 million and 15.0% of LTM EBITDA (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture, (C) any loss of perfection that results from the failure of the Collateral Agent, the Facility Agent or the representative for any other series of First Priority Lien Obligations to maintain possession of certificates delivered to it representing securities pledged under the Security Documents or (D) as a result of the failure of Collateral Agent (or any Person acting on behalf of the Collateral Agent) to file any Uniform Commercial Code financing statement or any amendment or continuation statement in respect thereof and (y) such Default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes, or

(j)                 Holdings, the Issuer or any Subsidiary Guarantor shall assert in writing, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is affected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clauses (c), (d), (g) and (i) above shall not constitute an Event of Default until the Trustee notifies the Issuer, or the Holders of at least 30% of the aggregate principal amount of the outstanding Notes notify the Issuer and the Trustee in writing of the Default and, with respect to clauses (c), (d), (g) and (i), the Issuer does not cure such Default within the time specified in such clause, as applicable, after receipt of such notice; provided that a notice of Default must specify the Default, demand that it be remediated and state that such notice is a “Notice of Default” and may not be given with respect to any action taken, and reported publicly or to Holders of the Notes, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is the Depository or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is the Depository or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Depository or its nominee and the Depository shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, any acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee in connection with a Default under clauses (c), (d), (g) or (i) during the pendency of an Event of Default under clauses (e) or (f) as a result of proceeding under Bankruptcy Law shall not require compliance with the two immediately preceding paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.02          Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(e) or (f) with respect to the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% of the aggregate principal amount of outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest, if any, shall be due and payable immediately. If an Event of Default specified in Section 6.01(e) or (f) with respect to the Issuer occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may rescind any such acceleration with respect to the Notes and its consequences (including any Default under clause (a) or (b) of Section 6.01 that directly resulted from such acceleration). No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in Section 6.01(d), such Event of Default and all consequences thereof (including, without limitation, the declaration of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose, the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, default, notice or action (as the case may be) giving rise to such Event of Default or (z) the default or acceleration that is the basis for such Event of Default has been cured or waived.

Section 6.03          Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04          Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of at least a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences except (a) a Default or Event of Default in the payment of the principal of or interest on a Note or (b) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture and the Security Documents, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05          Control by Majority. The Holders of at least a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee or the Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other Holder (it being understood that neither the Trustee nor the Collateral Agent has an affirmative duty to ascertain whether or not any action or forbearance is unduly prejudicial to the rights of any such Holders) or that would involve the Trustee or the Collateral Agent in personal liability; provided, however, that each of the Trustee and the Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent, as applicable, that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee or the Collateral Agent, as applicable, shall be entitled to indemnification and/or security (which may include pre-funding) satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.06          Limitation on Suits.

(a)               Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)                the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(ii)               the Holders of at least 30% of the aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

(iii)             such Holder or Holders offer, and if required, provide to the Trustee security and/or indemnity (which may include pre-funding) satisfactory to it against any loss, liability or expense;

(iv)             the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)               the Holders of at least a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

(b)               A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not such actions are unduly prejudicial to such Holders).

Section 6.07          [Reserved].

Section 6.08          Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.06.

Section 6.09          Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents and take such action as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee and Collateral Agent (including counsel, accountants, experts or such other professionals as the Trustee deems reasonably necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and Collateral Agent any amount due to them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their agents and counsel, and any other amounts due the Trustee and Collateral Agent under Section 7.06 and 10.08.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10          Priorities. Subject to the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents, if the Trustee collects any money or property pursuant to this Article 6 (including upon exercise of remedies with respect to the Collateral), it shall pay out the money or property in the following order:

FIRST: to the Trustee (acting in any capacity) and to the Collateral Agent, and their respective agents and attorneys, in each case for amounts due to any of them under this Indenture or the Security Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, and costs and expenses of collection;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: any surplus remaining after satisfaction and discharge of this Indenture and the Notes shall be paid to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee, upon prior written notice to the Issuer and the Guarantors, may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall send to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

Section 6.11          Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

Section 6.12          [Reserved].

Section 6.13          Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.14          Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.08 hereof, no right or remedy herein conferred upon or reserved to the Trustee, Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. SECTION 6.15. Delay or Omission Not Waiver. No delay or omission of the Trustee, Collateral Agent or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee, Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, Collateral Agent or by the Holders, as the case may be.

Article 7
TRUSTEE

Section 7.01          Duties of Trustee.

(a)               If an Event of Default has occurred and is continuing and a Trust Officer of the Trustee has actual knowledge of such, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)               Except during the continuance of an Event of Default:

(i)                 the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)              in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the form requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)               The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i)               this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)              the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)             the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)             no provision of this Indenture shall require either the Trustee or Collateral Agent to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or the Security Documents or take any action at the request or direction of Holders if it has grounds for believing that repayment of such funds is not assured to it or it does not receive an agreement in writing from the Holders for indemnity and/or security and/or prefunding satisfactory to it in its discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee or Collateral Agent be required to do anything which is illegal or contrary to applicable laws or this Indenture. Neither the Trustee nor the Collateral Agent will be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture or the Security Documents by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(d)               The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(e)               Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)                Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

(g)               The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Trust Officer assigned to this Indenture and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee in accordance with the terms of this Indenture and such notice clearly references the Notes and this Indenture.

(h)               The Trustee will (save as expressly otherwise provided herein) have absolute and uncontrolled discretion as to the exercise or non-exercise of its functions and will not be responsible for any loss, liability, cost, claim, action, demand, expense or inconvenience which may result from their exercise or non-exercise but, whenever the Trustee is under the provisions of this Indenture or the Notes bound to act at the request or direction of the Holders, the Trustee shall nevertheless not be so bound unless first indemnified and/or secured and/or prefunded to its satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages, expenses and liabilities which it may incur by so doing.

Section 7.02          Rights of Trustee.

(a)               The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York. Furthermore, the Trustee may also refrain from taking such action if such action would otherwise render it liable to any person in that jurisdiction, the State of New York or if, in its opinion based upon such legal advice, it would not have the power to take such action in that jurisdiction by virtue of any applicable law in that jurisdiction, in the State of New York or if it is determined by any court or other competent authority in that jurisdiction, in the State of New York that it does not have such power.

(b)               The Trustee may conclusively rely on and be protected in acting or refraining to act based on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(c)               Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(d)               The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(e)               The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(f)               The Trustee may consult with counsel of its own selection at the expense of the Issuer and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(g)               The Trustee shall not be bound to make any investigation into the facts or matters stated in any Officer’s Certificate, Opinion of Counsel, resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee, in its discretion, may each make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, at a reasonable time on any Business Day, to examine the books, records and premises of the Issuer, personally or by agent or attorney at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(h)               The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee indemnity and/or security (which may include pre-funding) satisfactory to the Trustee against all losses, liabilities and expenses which might be Incurred by it in compliance with such request or direction.

(i)                 In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the requisite majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its opinion, resolved, and absent willful misconduct or gross negligence, the Trustee shall not be liable for acting in good faith on instructions believed by them to be genuine and from the proper party.

(j)                 The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes, but may at its sole discretion, choose to do so.

(k)               The permissive rights of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(l)                 Except with respect to Section 4.01 hereof, and provided it or an affiliate of it is acting as a Paying Agent, the Trustee shall have no duty to inquire as to the performance of Holdings or the Issuer, as applicable, with respect to the covenants contained in Article 4 hereof. The Trustee may assume without inquiry in the absence of written notice to the contrary that Holdings and the Issuer are duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(m)             The Trustee may, in the execution and exercise of all or any of the trusts, powers, authorities and discretions vested in it by this Indenture, delegate to any person or persons all or any of the trusts, powers, authorities and discretions vested in it by this Indenture and any such delegation may be made upon such terms and conditions and subject to such regulations as the Trustee may think fit. The Trustee shall not be under any obligation to supervise the activities of such delegates and shall not be responsible for the misconduct or negligence of such delegates, or for any costs, expenses, losses or liabilities of, or caused by, such delegates, provided that such delegation of such delegates has been made with due care.

(n)               The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured (including by way of pre-funding) are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including as the Collateral Agent and to each agent, any custodian and any other Person employed to act hereunder. The Trustee shall not be liable for acting in good faith or instructions believed to be genuine and from the proper party.

(o)               In no event shall the Trustee, including as the Paying Agent, Registrar or Collateral Agent or in any other capacity hereunder, be responsible or liable under or in connection with this Indenture for any indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee, including as the Paying Agent, Registrar, Collateral Agent or in any other capacity hereunder has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(p)               The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(q)               The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03          Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights.

Section 7.04          Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement, the Security Documents or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture, any Acceptable Intercreditor Agreement (including the Intercreditor Agreement), the Security Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication, and it shall not be responsible for and makes no representations as to the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein. The Trustee shall not be charged with knowledge of any Default or Event of Default or of the identity of any Significant Subsidiary unless either (a) a Trust Officer assigned to this Indenture and working in the Trustee’s corporate trust and agency department shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 12.02 from the Issuer, any Guarantor or any Holder, and such notice clearly references the Notes and this Indenture.

Section 7.05          Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof as provided in Section 7.04, the Trustee shall mail by first-class mail to each Holder at the address set forth in the register, notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), interest on any Notes (including payments pursuant to the optional redemption or required repurchase provisions of such Notes), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06          Compensation and Indemnity. The Issuer, or, upon the failure of the Issuer to pay, each Guarantor (if any), jointly and severally (subject to the conditions set forth in Article 11), shall pay to the Trustee from time to time compensation for its services as agreed to in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee, within 30 days after written request therefor (together with a reasonable detailed invoice) therefor, for all reasonable and documented out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable and documented out-of-pocket compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally shall indemnify, defend and protect the Trustee (in its individual capacity and in any capacity under this Indenture and any other document or transaction entered into in connection herewith) and its officers, directors, employees, agents and any authenticating agent for, and to hold them harmless, against any and all loss, liability, claim, damage or reasonable expense and reasonable attorney’s fees Incurred by or in connection with the acceptance or administration of this Indenture and the other Notes Documents and the performance of its duties hereunder and thereunder, including the reasonable and documented out-of-pocket costs and expenses of enforcing this Indenture or Guarantee against the Issuer or a Guarantor (including this Section 7.06) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person). The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or gross negligence, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section 7.06 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(e) or (f) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.06, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent and by each agent, custodian and other Person employed to act hereunder.

Section 7.07          Replacement of Trustee and/or the Collateral Agent.

(a)               The Trustee and/or the Collateral Agent, as applicable, may resign at any time by so notifying the Issuer. The Holders of at least a majority in principal amount of the Notes may remove the Trustee and/or the Collateral Agent, as applicable, upon 30 days’ written notice by so notifying the Trustee and/or the Collateral Agent, as applicable, and may appoint a successor Trustee and/or the Collateral Agent, as applicable. The Issuer may remove the Trustee and/or the Collateral Agent, as applicable, if:

(i)               the Trustee and/or the Collateral Agent, as applicable, fails to comply with Section 7.09;

(ii)              the Trustee and/or the Collateral Agent, as applicable, is adjudged bankrupt or insolvent;

(iii)             a receiver or other public officer takes charge of the Trustee and/or the Collateral Agent, as applicable, or its property; or

(iv)             the Trustee and/or the Collateral Agent, as applicable, otherwise becomes incapable of acting.

(b)               If the Trustee and/or the Collateral Agent, as applicable, resigns, is removed by the Issuer or by the Holders of at least a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee and/or the Collateral Agent, as applicable, or if a vacancy exists in the office of Trustee and/or the Collateral Agent, as applicable, for any reason (the Trustee and/or the Collateral Agent, as applicable, in such event being referred to herein as the retiring Trustee and/or the Collateral Agent, as applicable), the Issuer shall appoint a successor Trustee and/or the Collateral Agent, as applicable, within 30 days of receiving notice of the resignation or removal of the Trustee and/or the Collateral Agent, as applicable.

(c)               A successor Trustee and/or the Collateral Agent, as applicable, shall deliver a written acceptance of its appointment to the retiring Trustee and/or the Collateral Agent, as applicable, and to the Issuer. Thereupon the resignation or removal of the retiring Trustee and/or the Collateral Agent, as applicable, shall become effective, and the successor Trustee and/or the Collateral Agent, as applicable, shall have all the rights, powers and duties of the Trustee and/or the Collateral Agent, as applicable, under this Indenture. The successor Trustee and/or the Collateral Agent, as applicable, shall mail a notice of its succession to the Holders. The retiring Trustee and/or the Collateral Agent, as applicable, shall promptly transfer all property held by it as Trustee and/or the Collateral Agent, as applicable, to the successor Trustee and/or the Collateral Agent, as applicable (provided all sums owing to the Trustee and/or the Collateral Agent, as applicable, hereunder are paid), subject to the Lien provided for in Section 7.06.

(d)               If a successor Trustee and/or the Collateral Agent, as applicable, does not take office within 60 days after the retiring Trustee and/or the Collateral Agent, as applicable, resigns or is removed, the retiring Trustee and/or the Collateral Agent (at the expense of the Issuer), as applicable, or the Holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee and/or the Collateral Agent, as applicable.

(e)               If the Trustee and/or the Collateral Agent, as applicable, fails to comply with Section 7.09, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and/or the Collateral Agent, as applicable, and the appointment of a successor Trustee and/or the Collateral Agent, as applicable.

(f)                Notwithstanding the replacement of the Trustee and/or the Collateral Agent, as applicable, pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee and/or the Collateral Agent, as applicable. In no event shall the retiring Trustee and/or the Collateral Agent, as applicable, be held responsible for the actions or inactions of the successor trustee or collateral agent, as applicable.

Section 7.08          Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.09          Eligibility; Disqualification. There shall at all times be a Trustee and/or the Collateral Agent, as applicable, hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.10          Resignation of Agents.

(a)               Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving notice to the Issuer and the Trustee (and in the case of resignation of the Paying Agent, the Paying Agent giving 30 days’ written notice) (waivable by the Issuer and the Trustee); provided that in the case of resignation of the Paying Agent no such resignation shall take effect until a new Paying Agent shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Paying Agent; provided, further, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.07. Following receipt of a notice of resignation from any Agent, the Issuer shall promptly give notice thereof to the Holders in accordance with Section 12.02.

(b)               If any Agent gives notice of its resignation in accordance with this Section 7.10 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution or may petition a court of competent jurisdiction, with reasonable and documented out-of-pocket costs and expenses by the Agent in relation to such petition to be paid by the Issuer (including, in the case of legal fees and expenses, the reasonable and documented out-of-pocket fees and expenses of counsel to such Agent). Immediately following such appointment, the Issuer shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuer, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

Upon its resignation becoming effective the Paying Agent shall forthwith transfer all moneys held by it hereunder, if any, to the successor Paying Agent or, if none, the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer of its remuneration for the services previously rendered hereunder and to the reimbursement of all reasonable and documented out-of-pocket expenses (including, in the case of legal fees and expenses, the reasonable and documented out-of-pocket fees and expenses of counsel to the Paying Agent incurred in connection therewith).

Article 8
SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01          Satisfaction and Discharge of Liability on Indenture; Defeasance. This Indenture shall be discharged and this Indenture, the Notes and the Security Documents shall cease to be of further effect as to all outstanding Notes (except for certain rights of the Trustee and the Collateral Agent and the Issuer’s obligations with respect thereto), and the Guarantees and the Liens on the Collateral securing the Notes will be released without any further action by Holders, when:

(a)               either (i) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.08 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes (a) have become due and payable, (b) will become due and payable within one year or (c) have been or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or an entity designated or appointed (as agent) by it for this purpose) money or U.S. Government Obligations sufficient, in the good faith determination of the Issuer, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes to the date of maturity or redemption together with irrevocable instructions from the Issuer directing the Trustee to apply or cause to be applied such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee or an agent of the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee or an agent of the Trustee on or prior to the redemption date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided further that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge of this Indenture and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee substantially simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b)               the Issuer and/or the Guarantors have paid all other sums payable under this Indenture; and

(c)               the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions) each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on such Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a) and (b)).

Subject to Section 8.02, the Issuer at any time may cure all then-existing Events of Default and terminate (i) all of its obligations and all obligations of the Guarantors under the Notes, this Indenture and the applicable Security Documents (with respect to such Notes) (“legal defeasance option”) or (ii) its obligations under Article 4 (other than Sections 4.01 and 4.12) and the operation of Section 5.01 and Sections 6.01(c) (with respect to any Default under Article 4 (other than Sections 4.01 and 4.12)), 6.01(d), 6.01(e) (only with respect to Significant Subsidiaries of the Issuer), 6.01(f) (only with respect to Significant Subsidiaries of the Issuer), 6.01(g), 6.01(h), 6.01(i) or 6.01(j) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be automatically terminated simultaneously with the termination of such obligations, and the Liens, if any, on the Collateral of such Guarantor securing the Notes, will be automatically terminated.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(c) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries with any of its obligations under Article 4), 6.01(d), 6.01(e) (with respect only to Significant Subsidiaries), 6.01(f) (with respect only to Significant Subsidiaries), 6.01(g), 6.01(h), 6.01(i) or 6.01(j).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer has terminated.

(d)               Notwithstanding clause (a) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.06, 7.07, 10.08(z) and in this Article 8 shall survive until the Notes have been paid in full.

Thereafter, the Issuer’s obligations in Sections 7.06, 8.05, 8.06 and 10.08(z) shall survive such satisfaction and discharge.

Section 8.02          Conditions to Defeasance.

(a)               The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i)               the Issuer irrevocably deposits in trust with the Trustee (or an entity designated or appointed (as agent) by it for this purpose) cash in U.S. Dollars or U.S. Government Obligations or a combination thereof sufficient (as determined by the Issuer in good faith), for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be;

(ii)              the Issuer delivers to the Trustee an Officer’s Certificate stating that the deposit was not made with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantors or others;

(iii)             the deposit does not constitute a default under any other material agreement or contract relating to Indebtedness binding on the Issuer (other than a default resulting from borrowing funds to be applied to make the deposit required to effect such legal defeasance or covenant defeasance and any similar and simultaneous deposit relating to such other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iv)             the Issuer shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of the legal defeasance option only, such Opinion of Counsel must be based on a ruling received from, or published by, the Internal Revenue Service or a change in applicable U.S. federal income tax law); and

(v)               the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article 8 have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.02(a)(iv) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) are due and payable within one year or (y) have been or will become due and payable within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer. In addition, the Issuer will deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions) each stating that all conditions precedent under this Indenture relating to the legal defeasance or covenant defeasance have been complied with.

(b)               Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article 3 of this Indenture.

Section 8.03          Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

Section 8.04          Repayment to Issuer. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article 8 which, in the written opinion of an Independent Financial Advisor delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article 8.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

Section 8.05          Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06          Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of principal of or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

Article 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01          Without Consent of the Holders. Notwithstanding Section 9.02 hereof, without notice to, or the consent of, any Holder, the Issuer, the Trustee and the Collateral Agent, as applicable, may amend this Indenture, the Notes, the Guarantees or the Security Documents to:

(a)               cure any ambiguity, omission, mistake, defect or inconsistency, as set forth in an Officer’s Certificate provided to the Trustee and the Collateral Agent, as applicable;

(b)               provide for the assumption by a Successor Company of the obligations of the Issuer under this Indenture, the Notes and the Security Documents;

(c)               provide for the assumption by a successor Holdings Guarantor or a successor Guarantor of the obligations of Holdings or a Subsidiary Guarantor, as applicable, under this Indenture, the Notes, its Guarantee and the Security Documents;

(d)               add to the covenants of the Issuer and its Restricted Subsidiaries for the benefit of the Holders or the Trustee or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(e)               make any change that does not adversely affect the rights of any Holder in any material respect or that would provide any additional rights or benefits to the Holders;

(f)                provide for uncertificated Notes in addition to or in place of certificated Notes;

(g)               provide for the issuance of exchange notes or private exchange notes;

(h)               comply with Article 5 hereof;

(i)                 (1) add or release a Guarantee with respect to the Notes in accordance with the terms of this Indenture and the Security Documents and in compliance with the provisions described under Article 11 or (2) add one or more co-issuers of the Notes to the extent it does not result in adverse Tax consequences to the Holders;

(j)                 provide for the issuance of Additional Notes permitted to be Incurred under this Indenture;

(k)               conform the text of this Indenture, the Notes, the Guarantees, the Security Documents or any Acceptable Intercreditor Agreement to any provision under the heading “Description of notes” in the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees, the Security Documents or any Acceptable Intercreditor Agreement, as set forth in an Officer’s Certificate provided to the Trustee and the Collateral Agent, as applicable, stating that any text to be so conformed constitutes an unintended conflict with the corresponding provision in the “Description of notes” in the Offering Memorandum;

(l)                 evidence and provide for the acceptance of appointment by a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture, the Notes and the Guarantees, or a successor Collateral Agent under the Security Documents;

(m)              provide for the succession of any parties to this Indenture, the Notes, the Guarantees, the Security Documents and any Acceptable Intercreditor Agreement (and other amendments that are administrative or ministerial in nature);

(n)               provide for a reduction in the minimum denominations of the Notes;

(o)               make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes as permitted hereunder, including, without limitation, to facilitate the issuance and administration of the Notes; provided that compliance with this Indenture as so amended may not result in the Notes being transferred in violation of the Securities Act or any applicable securities laws;

(p)               provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture, the Notes, the Guarantees and the Security Documents;

(q)              comply with the rules of any applicable securities depositary;

(r)               add additional assets as Collateral;

(s)              release Collateral from any Lien pursuant to this Indenture, the Security Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement to the extent permitted or required by this Indenture, the Security Documents, the Intercreditor Agreement and any Acceptable Intercreditor Agreement, as applicable;

(t)               mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(u)             enter into any Acceptable Intercreditor Agreement (including the Intercreditor Agreement) or any joinder thereto (including to add additional secured parties);

(v)              in the case of any Security Document, include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement or any Acceptable Intercreditor Agreement or to modify any such legend as required by the Intercreditor Agreement or any Acceptable Intercreditor Agreement, or to make any changes that conform such Security Document to the security documents in respect of the Credit Agreement;

(w)             provide for the succession of any parties to the Security Documents or any applicable Acceptable Intercreditor Agreement (including the Intercreditor Agreement) (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture; or

(x)               to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable.

In addition, the Issuer, Holdings, the Trustee and the Collateral Agent may, without the consent of any Holder, (i) amend the Intercreditor Agreement, any Acceptable Intercreditor Agreement and/or any of the Security Documents to provide for the addition of any creditors to such agreements to the extent a Lien for the benefit of such creditor, having the priority contemplated by this Indenture (or in the absence of a contemplated priority, having a priority that is junior to the Lien on the Collateral securing the notes), the Intercreditor Agreement, any Acceptable Intercreditor Agreement and such Security Document (in each case, as applicable), is permitted by the terms of this Indenture, (ii) enter into an Acceptable Intercreditor Agreement with creditors for whom a Lien on the Collateral, having the priority contemplated by this Indenture (or in the absence of a contemplated priority, having a priority that is junior to the Lien on the Collateral securing the Notes), the Intercreditor Agreement, any Acceptable Intercreditor Agreement and/or such Security Document, is to be granted, provided the Issuer delivers an Officer’s Certificate to the Trustee and Collateral Agent certifying that the terms thereof are customary and that the Trustee and Collateral Agent are authorized to enter into such Acceptable Intercreditor Agreement or (iii) amend, restate, amend and restate, supplement or otherwise modify the Intercreditor Agreement in accordance with the definition thereof. The aforementioned Officer’s Certificate, furnished to the Trustee and Collateral Agent shall be accompanied by an Opinion of Counsel stating that the Collateral Agent is duly authorized to enter into such Acceptable Intercreditor Agreement.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any supplemental indenture entered into to effect any such amendment, supplement or waiver, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Issuer in the execution of such supplemental indenture.

Section 9.02          With Consent of the Holders. Except as otherwise provided in Section 9.01 or this Section 9.02, the Issuer, the Trustee, and the Collateral Agent may amend or supplement this Indenture, the Notes, the Guarantees, the Security Documents or any Acceptable Intercreditor Agreement, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes) and any existing or past Default or Event of Default or compliance with any provisions of such documents may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note directly and adversely affected thereby, no amendment may (with respect to any Notes held by a non-consenting Holder):

(a)               reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)               reduce the rate of or extend the time for payment of interest on any Note;

(c)               reduce the principal of or change the Stated Maturity of any Note;

(d)               reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with paragraph 5 of such Note;

(e)               make any Note payable in money other than that stated in such Note;

(f)               make any change in the provisions of this Indenture relating to the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes (which, for the avoidance of doubt, shall not prohibit amendments to or waiver from Section 4.08 or Section 4.06 at any time prior to or after the occurrence of the relevant Change of Control or Asset Sale);

(g)               make any change in the amendment or waiver provisions that require the Holders’ consent pursuant to Section 6.04 or the second sentence of this Section 9.02; or

(h)               modify the ranking of the Notes or any Guarantee to any other Indebtedness of the Issuer or any Guarantor.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, waiver or consent, but it shall be sufficient if such consent approves the substance thereof. For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under Article 4 or Section 5.01, shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest on, the Notes.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any supplemental indenture entered into to effect any such amendment, supplement or waiver, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee, subject to its rights in Section 9.06, shall join with the Issuer in the execution of such supplemental indenture.

Notwithstanding the foregoing, the Issuer and any Holder, acting in its individual capacity, may agree to any amendment, waiver or other modification of this Indenture, the Notes held by such Holder, the Guarantees and/or the Security Documents, in each case, that is directly adverse to such Holder (including, without limitation, (i) any waiver of, or extension of the time of payment relating to, any payment of interest, principal or other Obligations in respect of the Notes held by such Holder and (ii) any extension of the maturity date of any Note held by such Holder), without the consent of any other Holder, the Trustee or any other Person (and, for the avoidance of doubt, such amendment, waiver or other modification shall be binding only on such Holder and its transferees and shall not require the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding).

In addition, without the consent of the Holders of at least 66⅔% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may (i) modify any Security Document or the provisions in this Indenture dealing with the Collateral or the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens created by Security Documents (except as permitted by the terms of this Indenture and the Security Documents) or (ii) change or alter the priority of the security interests in the Collateral created by the Security Documents.

Section 9.03          [Reserved].

Section 9.04          Revocation and Effect of Consents and Waivers.

(a)               A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the consent or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the Holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any supplemental indenture hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer and the Trustee.

(b)               The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.04(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05          Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and upon receipt of an Authentication Order the Trustee (or its Authenticating Agent) shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.06          Trustee and Collateral Agent to Sign Amendments. The Trustee and Collateral Agent shall sign any amendment, supplement or waiver (including any amended or supplemental indenture, security documents or intercreditor agreements) authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. If it does, the Trustee and the Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the Trustee and the Collateral Agent shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture.

Section 9.07          Additional Voting Terms. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no series of Notes will have the right to vote or consent as a separate class on any matter.

Article 10

COLLATERAL

Section 10.01        Security Documents.

(a)               The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreement and any other Acceptable Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Collateral Agent holds the security interest in the Collateral for the benefit of itself, the Holders and the Trustee and pursuant to the terms of this Indenture, the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement. Each Holder, by accepting a Note, and each beneficial owner of an interest in a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, in each case, as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents to which the Collateral Agent is a party, and the Issuer will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.01, to provide to the Collateral Agent the security interest in the Collateral contemplated hereby and/or by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Subsidiaries of the Issuer to, take any and all actions and make all filings (including the filing of (i) UCC financing statements, continuation statements and amendments thereto and (ii) any intellectual property filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable) required to cause the Security Documents to create and maintain, as security for the Notes Obligations of the Issuer and the Guarantors to the Notes Secured Parties, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

(b)               Neither the Issuer nor any Guarantor shall be required pursuant to this Indenture or any Security Document to take any action that would be inconsistent with the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement.

Section 10.02        Release of Liens.

The Liens on the Collateral securing the Notes will be released:

(a)               upon payment in full of principal, interest and all other Obligations on the notes issued or satisfaction and discharge of this Indenture or defeasance (including covenant defeasance of the Notes);

(b)               upon release of a Guarantee (solely with respect to Liens securing the Guarantees and other Obligations under the Notes granted by such Guarantor) permitted to be released in accordance with this Indenture (so long as any Guarantee provided by such Guarantor with respect to the Credit Agreement and the corresponding Liens granted by such Guarantor shall be released substantially concurrently therewith);

(c)               in connection with any sale, transfer or other disposition of any Collateral to any Person other than the Issuer or any of the Guarantors to the extent of the interest sold, transferred or disposed (but excluding any transaction subject to Section 5.01 of this Indenture where the recipient is required to become the obligor on the Notes or a Guarantor) that is not prohibited by this Indenture (with respect to the Lien on such Collateral) (so long as any such Liens securing the Obligations under the Credit Agreement shall be released substantially concurrently therewith);

(d)               in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with Section 9.02;

(e)               as to any Collateral that becomes Excluded Assets;

(f)                in the case of any Collateral subject to the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, in accordance with the terms thereof (including upon the taking of enforcement action by any representative that is “controlling” thereunder); and

(g)               with respect to any Lien created pursuant to Section 4.11 in accordance with the terms of this Indenture.

(h)               Each of the releases described in this Section 10.02 (other than in clause (d)) shall be automatic or effected by the Collateral Agent without the consent of the holders or any action on the part of the Trustee. Upon compliance by the Issuer or any Guarantor, as the case may be, with the conditions precedent required by this Indenture, the Trustee or the Collateral Agent shall promptly execute and deliver such documents reasonably requested by the Issuer or such Guarantor to evidence such release.

Section 10.03        Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, following the occurrence of an Event of Default that is continuing, may or may instruct the Collateral Agent in writing to take all actions it reasonably determines are necessary in order to:

(a)               enforce any of the terms of the Security Documents; and

(b)               collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 10.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 10.04       Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.05       Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or asset purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property, asset or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 10.06       Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property or asset may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 10; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 10.07        Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its legal defeasance option or its covenant defeasance option, in each case in accordance with Section 8.01 and 8.02 hereof, as applicable, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuer and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral solely on behalf of the Holders of the Notes without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 8.03 hereof, as applicable), and any rights it has under the Security Documents solely on behalf of the Holders of the Notes and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall execute and deliver all documents and do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable.

Section 10.08        Collateral Agent.

(a)               The Issuer and each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoints U.S. Bank National Association as Collateral Agent and, in such capacity, as its agent under this Indenture, the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement and the Issuer directs and authorizes and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents, the Intercreditor Agreement any other Acceptable Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement, each Security Document and any other Acceptable Intercreditor Agreement, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. The Collateral Agent agrees to act as such on the express conditions contained in this Section 10.08. The provisions of this Section 10.08 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement any other Acceptable Intercreditor Agreement and/or the applicable Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)               The Collateral Agent may perform any of its duties under this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)               Neither the Collateral Agent nor any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for the willful misconduct or gross negligence of the Collateral Agent or such Related Persons, as determined by a final, non-appealable judgment of a court of competent jurisdiction) or under or in connection with any Security Document or the Intercreditor Agreement or any other Acceptable Intercreditor Agreement or the transactions contemplated thereby (except for the willful misconduct or gross negligence of the Collateral Agent or such Related Persons, as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement to perform its obligations hereunder or thereunder. No Collateral Agent nor any of their respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)               The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, e-mail, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and/or other experts and advisors selected by the Collateral Agent. No Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Unless otherwise expressly required hereunder or pursuant to any Security Document, the Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement unless it shall first receive such written advice or concurrence of the Trustee or the Holders of at least a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)               No Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of at least a majority in aggregate principal amount of the Notes (subject to this Section 10.08).

(f)                The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction (as the expense of the Issuer) to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.08 (and Section 7.06) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)              The Issuer and each of the Holders by its acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby authorizes the Trustee and the Collateral Agent, respectively, to appoint co-collateral agents, sub-agents and other additional collateral agents (and, in each case, appointment of such person shall be reflected in documentation, which the Trustee and the Collateral Agent are hereby authorized to enter into) as the Collateral Agent deems necessary or appropriate. Except as otherwise explicitly provided herein or in the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, no Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for except for the willful misconduct, gross negligence, fraud or material breach of this Indenture or any other Notes Document by the Collateral Agent or such officer, director, employee or agent.

(h)              The Collateral Agent is authorized and directed to (i) enter into the Security Documents, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, (iii) enter into any Acceptable Intercreditor Agreement, (iv) make the representations of the Holders set forth in the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, (v) bind the Holders on the terms as set forth in the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement and (vi) perform and observe its obligations under the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

(i)                If applicable, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(j)                The Collateral Agent shall not have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document, the Intercreditor Agreement or other Acceptable Intercreditor Agreement, other than pursuant to the instructions of the Trustee or the Holders of at least a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, no Collateral Agent shall have any other duty or liability whatsoever to the Trustee or any Holder or any other Collateral Agent as to any of the foregoing.

(k)               If the Issuer or any Guarantor incurs any obligations in respect of First Priority Lien Obligations that is permitted by the terms of this Indenture at any time when neither the Intercreditor Agreement nor any other intercreditor agreement in respect of the First Priority Lien Obligations is in effect or at any time when Indebtedness constituting First Priority Lien Obligations entitled to the benefit of such Intercreditor Agreement or other intercreditor agreement is concurrently retired, or incurs any other obligations permitted hereunder and required to be subject to an intercreditor agreement, subject to the second to last paragraph of Section 9.01 hereof, the Collateral Agent and the Trustee (as applicable) are hereby authorized and directed to enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including, in the case of legal costs and expenses, the reasonable and documented out-of-pocket legal fees and expenses of counsel to the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that such intercreditor agreement is an Acceptable Intercreditor Agreement.

(l)                If the Issuer or any Guarantor incurs any obligations in respect of Indebtedness on which a junior lien on the Collateral is to be granted that is permitted by the terms of this Indenture, subject to the second to last paragraph of Section 9.01 hereof, the Collateral Agent and the Trustee (as applicable) are hereby authorized and directed to enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including, in the case of legal costs and expenses, the reasonable and documented out-of-pocket legal fees and expenses of counsel to the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that such intercreditor agreement is an Acceptable Intercreditor Agreement.

(m)              No provision of this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless it shall have first received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that it may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this Section 10.08(m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n)              The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence by the Collateral Agent or any of its Related Persons, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent (a) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (b) shall be held in a non-interest bearing trust account and (c) shall not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o)               Neither the Collateral Agent nor the Trustee shall be responsible or liable for any indirect, special, punitive, incidental or consequential losses or damages of any kind (included but not limited to lost profits, whether or not foreseeable) whatsoever, even if it has been advised of the possibility thereof and regardless of the form of action.

(p)              The Collateral Agent assumes no responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement any other Acceptable Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document. The Collateral Agent shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement, the Credit Agreement or any Security Document, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Security Document unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, the Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(q)               The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement, any Security Document or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. However, if the Collateral Agent is required to acquire title to an asset pursuant to this Indenture which in the Collateral Agent’s reasonable discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent to incur liability under CERCLA or any equivalent federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent hereunder or arrange for the transfer of the title or control of the asset to a court-appointed receiver.

(r)                Upon the receipt by the Collateral Agent of an Officer’s Certificate (and if requested, an Opinion of Counsel), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date that is permitted to be entered into pursuant to this Indenture or the Security Documents. Such Officer’s Certificate shall (i) state that it is being delivered to the Collateral Agent pursuant to this Section 10.08(r), and (ii) instruct the Collateral Agent to execute and enter into such Security Document, and such Officer’s Certificate shall state that such Security Document is permitted to be entered into pursuant to this Indenture. Any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate (and if requested, an Opinion of Counsel) stating that all conditions precedent (if any) to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(s)               Subject to the provisions of the applicable Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall not be required to exercise discretion under this Indenture, the Intercreditor Agreement, any Acceptable Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Security Document.

(t)                After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement.

(u)               The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(v)               Subject to the terms of the Security Documents, in each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Collateral Agent may seek direction from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Security Documents, if the Collateral Agent shall request direction from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)              Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in the relevant security jurisdiction)), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)               Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer, the Guarantors or the Trustee, it may require an Officer’s Certificate and an Opinion of Counsel. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)               Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and/or the Trustee solely with respect to the Security Documents and the Collateral.

(z)               The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.06 hereof. Accordingly, the reference to the “Trustee” in Section 7.06 hereof shall be deemed to include the reference to the Collateral Agent. The obligations of the Issuer and Guarantors to compensate, reimburse and indemnify the Collateral Agent shall survive the discharge of this Indenture, termination of the Security Documents and the resignation or removal of the Collateral Agent.

(aa)             Without derogating from the provisions of this Article 10, the references to the Trustee in Section 6.06 and Article 7 shall be deemed to include a reference to the Collateral Agent as if set forth therein.

Article 11
GUARANTEES

Section 11.01      Guarantees.

(a)               Holdings and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) of the Issuer, in each case, that is an obligor under the Credit Agreement on the Issue Date, will jointly and severally, irrevocably and unconditionally, guarantee on a senior secured basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, fees, expenses, indemnification or otherwise (other than Excluded Hedging Obligations) (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)               Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Trustee or Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes, the Security Documents or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Security Documents or any other agreement; (iv) the release of any security, if any, held by any Holder, the Trustee or Collateral Agent for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder, Trustee or Collateral Agent to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 11.02(b).

(c)               Except as otherwise provided herein, each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(d)               Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Collateral Agent to any security held for payment of the Guaranteed Obligations.

(e)               Except as expressly set forth in Sections 8.01 and 11.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder, the Trustee or Collateral Agent to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f)                Except as set forth in Sections 8.01 and 11.02, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Except as set forth in Sections 8.01 and 11.02, each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Collateral Agent upon the bankruptcy or reorganization of the Issuer or otherwise.

(g)               In furtherance of the foregoing and not in limitation of any other right which any Holder, the Trustee or Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee in respect of the Guaranteed Obligations.

(h)               Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.01.

(i)                Each Guarantor also agrees to pay any and all reasonable and documented out-of-pocket costs and expenses incurred by any Holder, the Trustee or Collateral Agent in enforcing any rights under this Section 11.01 (including, in the case of legal fees and expenses, the reasonable and documented out-of-pocket fees and expenses of counsel to all such Persons).

(j)                Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

(k)               Any Guarantee given by any direct or indirect parent of Holdings may be released and discharged from all obligations under this Article 11 at any time upon written notice to the Trustee from such direct or indirect parent of the Issuer.

Section 11.02        Limitation on Guarantor Liability.

(a)               Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering this Indenture or the Guarantee, as each relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)               A Guarantee as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be deemed to be unconditionally released and discharged from all obligations under this Article 11 upon the earliest to occur of:

(i)                except in the case of Holdings, the sale, disposition or other transfer (including through merger, dissolution or consolidation) of the Capital Stock of such Guarantor to a Person other than Holdings, the Issuer or a Restricted Subsidiary if after such sale, disposition or other transfer, such Guarantor is no longer a Restricted Subsidiary, or the sale, disposition or other transfer of all or substantially all the assets of such Guarantor, in each case, if such sale, disposition or other transfer is made in compliance with this Indenture,

(ii)               the Issuer designating such Guarantor as, or such Guarantor becoming (in each case other than Holdings), (x) an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.04 and the definition of “Unrestricted Subsidiary” or (y) an Excluded Subsidiary in accordance with the definition of “Excluded Subsidiary”,

(iii)             (x) in the case of any Restricted Subsidiary that is a Guarantor under the Credit Agreement or that is required to guarantee the Notes pursuant to Section 4.10, the release or discharge of the obligation by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other obligation and a Default or Event of Default would occur thereby and (y) in the case of any Guarantee that is provided in accordance with the last sentence of the last paragraph of the definition of “Excluded Subsidiary,” in accordance with the terms of such definition,

(iv)             the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Section 8.01 or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture,

(v)              the merger or consolidation of such Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Guarantor following the transfer of all or substantially all of its assets to the Issuer or another Guarantor,

(vi)             as described under Article 9 in accordance with the provisions of the Intercreditor Agreement or any Acceptable Intercreditor Agreement, or

(vii)            except in the case of Holdings, upon the release or discharge of all other Guarantees by such Guarantor of Indebtedness of the Issuer or any other Guarantor, other than in the case of the repayment in full of such Indebtedness.

Section 11.03       No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.04       Modification. No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.05       Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary and other Person which is required or elects to become a Guarantor pursuant to Section 4.10, shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such supplemental indenture is authorized or permitted by this Indenture.

Section 11.06        Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

Article 12

MISCELLANEOUS

Section 12.01        [Reserved].

Section 12.02        Notices.

(a)               Any notice or communication required or permitted hereunder shall be in writing in English and delivered in person, via facsimile, e-mail or mailed by first-class mail or electronic mail addressed as follows:

If to the Issuer or a Guarantor:

Dave & Buster’s, Inc.

2481 Manana Drive, Dallas, TX 75220

Attn: General Counsel

If to the Trustee, the Collateral Agent, the Paying Agent or the Registrar:

U.S. Bank National Association

13737 Noel Rd Suite 800

Dallas, TX 75240

Attention Michael K. Herberger

Fax: 972.581.1670

Email: michael.herberger@usbank.com

The Issuer, the Trustee, the Collateral Agent, the Paying Agent and the Registrar by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)               Any notice or communication mailed to a Holder shall be mailed, first-class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)               Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent are effective only if received.

For Notes which are represented by global securities held on behalf of the Depository, Euroclear or Clearstream, any obligation the Issuer (or Agent on its behalf) may have to publish a notice shall have been met upon delivery of the relevant notices to the Depository, Euroclear or Clearstream, for communication to entitled account holders in substitution for the aforesaid mailing.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to the customary procedures of such Depository.

In addition to the foregoing, the Trustee and the Collateral Agent each agree to accept and act upon notice, instructions or directions pursuant to this Indenture or the Security Documents sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee or the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Agent’s reasonable understanding of such instructions shall be deemed controlling. Subject to Section 7.02, the Trustee or the Collateral Agent, as applicable, shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risk arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Collateral Agent, as applicable, including without limitation the risk of the Trustee or the Collateral Agent, as applicable, acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 12.03        Communication by the Holders with Other Holders. The Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 12.04        Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take any action under this Indenture, the Issuer shall furnish to the Trustee or the Collateral Agent, as applicable, at the request of the Trustee or the Collateral Agent, as applicable:

(a)               an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)               an Opinion of Counsel (which may be subject to customary assumptions and exclusions) in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, stating that, in the opinion of such counsel, all such conditions precedent have been complied with; provided, however, that no such Opinion of Counsel shall be delivered with respect to the authentication and delivery of the Initial Notes on the Issue Date.

Section 12.05        Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)               a statement that the Person making such certificate or opinion has read such covenant or condition precedent;

(b)               a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)               a statement that, in the opinion of such Person, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition precedent has been complied with; and

(d)               a statement as to whether or not, in the opinion of such Person, such covenant or condition precedent has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06       When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.07        Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

Section 12.08       Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.09       Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

(a)               Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Indenture, the Notes, the Guarantees, the Security Documents or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and, subject to the final sentence of this Section 12.09(a), each party irrevocably submits to the non-exclusive jurisdiction of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

Section 12.10       No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or holder of any equity interests in the Issuer or any other direct or indirect parent or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Security Documents or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting such Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.11       No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12       Successors. All agreements of the Issuer and each Guarantor in this Indenture, the Notes, the Security Documents and the Guarantees shall bind each of its successors. All agreements of the Trustee and the Collateral in this Indenture shall bind each of their respective successors.

Section 12.13        Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.14       Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.15        Indenture Controls. If and to the extent that any provision of the Notes limit, qualify or conflict with a provision of this Indenture, such provision of this Indenture shall control.

Section 12.16       Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 12.17       Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT, THE PAYING AGENT, THE REGISTRAR AND THE OTHER AGENTS HEREUNDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES, THE SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.18        U.S.A. Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee and the Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Collateral Agent. Accordingly, each of the parties agree to provide to the Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Collateral Agent to comply with Applicable Law.

Section 12.19      Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee, the Collateral Agent and their respective agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DAVE & BUSTER’S, INC.,
as Issuer

By:
Name:
Title:

SIGNATURE PAGE TO INDENTURE

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO INDENTURE

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1.       Definitions.

1.1       Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means, with respect to the Notes, The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth in Exhibit A of this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“Purchase Agreement” means (a) the Purchase Agreement dated October 20, 2020, among the Issuer, the Guarantors party thereto and the representative of the several initial purchasers listed on Schedule I thereto and (b) any other similar Purchase Agreement relating to Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Period,” with respect to any Notes, means the 40 day distribution compliance period as defined in Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) of this Appendix A.

App. A-1

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to Persons reasonably believed to be QIBs in reliance on Rule 144A.

“Transfer Restricted Definitive Notes” means Definitive Notes and any other Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes bearing the Restricted Notes Legend.

“Unrestricted Definitive Note” means Definitive Notes and any other Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Note” means a Global Note that does not bear the Restricted Notes Legend.

1.2       Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(b)
“Regulation S Global Notes”	2.1(b)
“Rule 144A Global Notes”	2.1(b)

2.       The Notes.

2.1       Form and Dating; Global Notes.

(a)       The Notes issued on the date hereof will be (i) offered and sold by the Issuer pursuant to the Purchase Agreement and (ii) resold, initially only to (1) Persons reasonably believed to be QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more Purchase Agreements in accordance with applicable law.

(b)       Global Notes. (i) Rule 144A Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Global Notes”). The term “Global Notes” means, collectively, the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Notes Legend. The Global Notes initially shall (1) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (2) be delivered to the Trustee as custodian for such Depository and (3) bear the Restricted Notes Legend.

App. A-2

Members of, or direct or indirect participants in, the Depository, Euroclear or Clearstream (each, “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under the Global Notes. The Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever.

Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository, Euroclear or Clearstream, as the case may be, and their respective Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(ii)       Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository, Euroclear or Clearstream, as the case may be, and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (i) the Depository (x) notifies the Issuer that it is unwilling or unable to continue as depository for such Global Note and the Issuer thereupon fails to appoint a successor depository within 120 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Note or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global Note and the Depository requests the issuance of Definitive Notes or a beneficial owner of interests in Global Notes requests Definitive Notes in writing through the Depository. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested in writing by or on behalf of the Depository, in accordance with its customary procedures.

(iii)      In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and upon receipt of an Authentication Order the Trustee or the Authenticating Agent shall authenticate and make available for delivery to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv)      Any Transfer Restricted Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v)       Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in such Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

App. A-3

(vi)       The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

2.2       Transfer and Exchange.

(a)       Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b) or 2.2(g) of this Appendix A.

(b)       Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either Section 2.2(b)(i) or (ii) below, as applicable, as well as one or more of Section 2.2(b)(iii), (iv) or (v), as applicable:

(i)       Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)      All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository, in accordance with the applicable rules and procedures of the Depository, directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

App. A-4

(iii)     Transfer of Beneficial Interests to Another Transfer Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)       if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B)       if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)     Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)       if the Holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or

(B)       if the Holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer so requests or if the applicable rules and procedures of the Depository, Euroclear or Clearstream, as applicable, so require, an Opinion of Counsel to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Securities Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this Section 2.2(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent) shall authenticate one or more Unrestricted Global Note in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this Section 2.2(b)(iv).

App. A-5

(v)      Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c)       Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii).

(d)       Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes shall require compliance with this Section 2.2(d)(i), (ii) or (iii) below, as applicable:

(i)       Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any Holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Transfer Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)       if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such Holder in the form attached to the applicable Note;

(B)       if such Transfer Restricted Definitive Note is being transferred to a Person reasonably believed to be a QIB in accordance with Rule 144A under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(C)       if such Transfer Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form attached to the applicable Note;

(D)       if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144), a certificate from such Holder in the form attached to the applicable Note;

(E)       if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such Holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

App. A-6

(F)       if such Transfer Restricted Definitive Note is being transferred to the Issuer or a Subsidiary thereof, a certificate from such Holder in the form attached to the applicable Note; the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii)      Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)       if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note; or

(B)       if the Holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer so requests or if the applicable rules and procedures of the Depository, Euroclear or Clearstream, as applicable, so require, an Opinion of Counsel to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent) shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Definitive Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii)     Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authenticating Agent) shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

App. A-7

(iv)     Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e)       Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)       Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Definitive Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A)       if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B)       if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)       if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144), a certificate in the form attached to the applicable Note;

(D)       if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and

(E)       if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

App. A-8

(ii)      Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1)       if the Holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note; or

(2)       if the Holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form attached to the applicable Note, and, in each such case, if the Issuer so requests, an Opinion of Counsel to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)     Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(iv)     Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

App. A-9

(f)        Legend.

(i)        Except as permitted by the following paragraphs (ii), (iii) or (iv), each Rule 144A Note certificate and each Regulation S Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OTHER THAN RULE 144 (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, TRANSFERS PURSUANT TO RULE 144 WILL NOT BE PERMITTED, EVEN IF LEGALLY AVAILABLE.

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY (A) EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B) ABOVE, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY OR ANY INTEREST HEREIN BY SUCH PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

App. A-10

In the case of the notes sold pursuant to Regulation S, the notes will bear an additional legend substantially to the following effect unless otherwise agreed by us and the holder thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

Each Regulation S Note that is a temporary Note issued pursuant to Section 2.10 shall bear a legend substantially in the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE THAT IS A TEMPORARY SECURITY, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE SECURITY, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REASONABLY REQUIRED TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Each Global Note shall bear the following additional legends:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

App. A-11

(ii)       [Reserved].

(iii)      Upon a sale or transfer after the expiration of the Restricted Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv)      Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g)       Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository, at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

App. A-12

(h)       Obligations with Respect to Transfers and Exchanges of Notes.

(i)       To permit registrations of transfers and exchanges, the Issuer shall execute and upon receipt of an Authentication Order the Trustee (or the Authenticating Agent) shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)      No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii)     Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, a Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)     All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(v)      The transferor of any Definitive Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(i)        No Obligation of the Trustee.

(i)       The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository, or any other Person with respect to the accuracy of the records of the Depository, or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository, with respect to its members, participants and any beneficial owners.

App. A-13

(ii)      The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depository, participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(j)        [Reserved].

(k)       Transfers of Notes Held by Affiliates. Notwithstanding anything to the contrary in this Section 2.2, any certificate (i) evidencing a Note that has been transferred to an affiliate (as defined in Rule 405 of the Securities Act) of the Issuer, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, or (ii) evidencing a Note that has been acquired from an affiliate (other than by an affiliate) in a transaction or a chain of transactions not involving any public offering, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, shall, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of such Note, in each case, be in the form of a permanent Definitive Note and bear the Restricted Notes Legend subject to the restrictions in this Section 2.2. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.2(k). The Issuer, in its sole cost and expense, shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable advance written notice to the Trustee.

App. A-14

EXHIBIT A

[FORM OF FACE OF NOTE]
[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OTHER THAN RULE 144 (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, TRANSFERS PURSUANT TO RULE 144 WILL NOT BE PERMITTED, EVEN IF LEGALLY AVAILABLE.

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY (A) EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B) ABOVE, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY OR ANY INTEREST HEREIN BY SUCH PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

In the case of the notes sold pursuant to Regulation S, the notes will bear an additional legend substantially to the following effect unless otherwise agreed by us and the holder thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Temporary Restricted Notes Legend – Regulation S]

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE THAT IS A TEMPORARY SECURITY, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE SECURITY, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REASONABLY REQUIRED TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF NOTE]

No.	[REGULATION S/RULE 144A] CUSIP: [ ˜ ][1] ISIN: [ ˜ ][2]

7.625% Senior Secured Notes due 2025

$

DAVE & BUSTER’S, INC., a Missouri corporation (the “Issuer”), promises to pay to [ ], or registered assigns, the principal sum of [ ] U.S. Dollars [or such greater or lesser amount as is indicated on the Schedule of Increases or Decreases in Global Note attached hereto]* on November 1, 2025.

Interest Payment Dates: May 1 and November 1.

Record Dates: April 15 and October 15.

Additional provisions of this Note are set forth on the other side of this Note.

1 144A CUSIP: 23833N AH7 Regulation S CUSIP: U23830 AC3

2 144A ISIN: US23833NAH70 Regulation S ISIN: USU23830AC31

* If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

DAVE & BUSTER’S, INC.,
as Issuer

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]
7.625% Senior Secured Notes due 2025

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.       Interest

DAVE & BUSTER’S, INC., a Missouri corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on May 1 and November 1 of each year, commencing May 1, 20211. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from October 27, 2020 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.       Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the April 15 or October 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date (whether or not a Business Day). The Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in U.S. Dollars. Payments in respect of the Notes represented by a Global Note (including principal (upon presentation thereof to the Paying Agent), premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor depository. The Issuer will make all payments in respect of a certificated Note (including principal, premium, if any, and interest), at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5.0 million aggregate principal amount of Notes, by wire transfer to a U.S. Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than the relevant regular record date for payment.

3.       Paying Agent and Registrar

Initially, U.S. Bank National Association will act as the Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any domestically incorporated Wholly Owned Subsidiary of the Issuer may act as Paying Agent or Registrar.

1 With respect to Notes issued on the Issue Date.

4.       Indenture

The Issuer issued the Notes under an Indenture dated as of October 27, 2020 (the “Indenture”), among the Issuer, the Guarantors party thereto, the Trustee and Collateral Agent. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the Holders are referred to the Indenture for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuer. [This Note is one of the Initial Notes referred to in the Indenture.] [This Note is an Additional Note referred to in the Indenture.]

To guarantee the due and punctual payment of the principal, premium, if any, and interest, on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, irrevocably and unconditionally guaranteed the Guaranteed Obligations on a senior secured basis pursuant to the terms of the Indenture.

5.       Optional Redemption

On or after November 1, 2022, the Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2022	103.813%
2023	101.906%
2024 and thereafter	100.0000%

At any time, or from time to time, prior to November 1, 2022, but not more than once during each 12-month period commencing with the Issue Date, the Issuer may redeem up to 10% of the aggregate original principal amount of the Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) during each such 12-month period at a redemption price of 103.0% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time, or from time to time, prior to November 1, 2022, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium and accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time or from time to time prior to November 1, 2022 in accordance with the procedures set forth in the Indenture, the Issuer may redeem in the aggregate up to 40% of the aggregate principal amount of the Notes issued (calculated after giving effect to any issuance of any Additional Notes) with funds in an aggregate amount not exceeding the net cash proceeds of one or more Equity Offerings by the Issuer or any direct or indirect parent of the Issuer, to the extent the net cash proceeds thereof are contributed to the common or preferred equity capital (other than Disqualified Stock) of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price equal to 107.625% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes issued on the Issue Date remain outstanding after each such redemption (excluding Notes held by the Issuer and/or its Subsidiaries), unless all such Notes are repurchased or redeemed substantially concurrently; and provided, further, that such redemption shall occur within 180 days after the date on which any such Equity Offering is consummated.

Notwithstanding the foregoing, in connection with any tender offer for, or other offer to purchase or redeem, the Notes, including a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer as described herein, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in such tender offer payment (or other offer to purchase or redeem), accrued and unpaid interest, if any, on the Notes to be redeemed, to, but excluding, the date of such redemption.

In connection with any redemption of Notes (including with funds in an aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to the satisfaction or waiver (as may be determined by the Issuer) of one or more conditions precedent, including the completion of any financing, redemption, acquisition, securities offering or other corporate transaction. In addition, if such redemption or notice is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Issuer shall provide written notice of the satisfaction or waiver of such conditions, the delay of such redemption date or the rescission of such notice of redemption to the Trustee on or prior to the redemption date, and upon receipt the Trustee shall provide such notice of each holder of Notes in the same manner in which the redemption notice was given.

6.       Notice of Redemption

Notices of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his, her or its registered address or provided otherwise in accordance with the procedures of the Depository. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 to the extent practicable. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such redemption date, interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

7.       Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to the Change of Control Payment, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuer may be required to use Excess Proceeds or Collateral Excess Proceeds to offer to purchase Notes upon the occurrence of certain Asset Sales.

8.       Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to the sending of a notice of redemption or transfer or exchange any Notes to be redeemed or tendered and not withdrawn in connection with a Change of Control Offer, a Collateral Asset Sale Offer or an Asset Sale Offer.

9.       Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

10.       Unclaimed Money

Subject to any applicable abandoned property law, if money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

11.       Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes, the Indenture, the Guarantees and the applicable Security Documents if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, and interest on the Notes to redemption, or maturity, as the case may be.

12.       Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, including the circumstances set forth in Section 9.02 of the Indenture, (i) the Indenture, the Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and (ii) any existing or past default or compliance with any provisions of such documents may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture, the Notes, the Guarantees or the Security Documents in the circumstances set forth in Section 9.01 of the Indenture.

In addition, without the consent of the Holders of at least 66⅔% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may (i) modify any Security Document or the provisions in the Indenture dealing with the Collateral or the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens created by the Security Documents (except as permitted by the terms of the Indenture and the Security Documents) or (ii) change or alter the priority of the security interests in the Collateral created by the Security Documents.

13.       Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% of the aggregate principal amount of outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest, if any, will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security (which may include pre-funding) satisfactory to it against all losses, liabilities and expenses which might be Incurred by it in compliance with such request or direction.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing, (ii) the Holders of at least 30% of the aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy, (iii) such Holder or Holders offer to the Trustee security or indemnity (which may include pre-funding) satisfactory to it against any loss, liability or expense, (iv) the Trustee does not comply with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of at least a majority in principal amount of outstanding Notes do not give the Trustee a direction inconsistent with the request within such 60-day period. Subject to certain restrictions, the Holders of at least a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or, subject to Section 7.01 of the Indenture, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine whether any such direction is unduly prejudicial to the rights of any such Holder). Prior to taking any action under the Indenture, the Trustee and the Collateral Agent shall each be entitled to indemnification and/or security (which may include pre-funding) satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

14.       Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

15.       No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or of any Guarantor or any other direct or indirect parent, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16.       Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17.       Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.       Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

19.       CUSIP Numbers and ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.       Note

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Security Documents. The Collateral Agent will hold the security interest in the Collateral for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral), the Intercreditor Agreement and any other Acceptable Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, and to perform their obligations and exercise their rights thereunder in accordance therewith.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee:

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF

TRANSFER RESTRICTED SECURITIES

This certificate relates to $__________ principal amount of a Note or Notes held in (check applicable space) __________ book-entry or __________ definitive form by the undersigned.

The undersigned:

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository, Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above); and check the following, if applicable:

☐	is an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture; or

☐	is exchanging this Note in connection with an expected transfer to an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture.

☐	has requested the Trustee by written order to exchange or register the transfer of Notes; and check the following, if applicable:

☐	is an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture; or

☐	the transferee is an affiliate of the Issuer as contemplated in Section 2.2(k) of Appendix A to the Indenture. The undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or its Subsidiary; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a Person reasonably believed to be a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided under the Securities Act of 1933 (other than Rule 144).

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Signature Guarantee:

Date:
Signature must be guaranteed by a Signature of Signature Guarantee participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is set forth on the face hereof. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sales ☐ Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 and any integral multiples of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B

Form of
Transferee Letter of Representation

Dave & Buster’s, Inc.
2481 Manana Drive, Dallas, TX 75220

Attn: General Counsel

U.S. Bank National Association,
as Trustee and Registrar

13737 Noel Rd Suite 800

Dallas, TX 75240

Attention Michael K. Herberger

Fax: 972.581.1670

Email: michael.herberger@usbank.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 7.625% Senior Secured Notes due 2025 (the “Notes”) of DAVE & BUSTER’S, INC. (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

B-1

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes only (a) to the Issuer or any subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act (other than Rule 144), subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. Notwithstanding anything to the contrary, transfers pursuant to Rule 144 will not be permitted, even if legally available. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

Dated:	TRANSFEREE:,

by

B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

[ ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [ ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of Dave & Buster’s Holdings, Inc. (“Holdings”), a Delaware corporation, Dave & Buster’s, Inc., a Missouri corporation (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 27, 2020, providing for the issuance of the Issuer’s 7.625% Senior Secured Notes due 2025 initially in the aggregate principal amount of $550,000,000 (the “Notes”);

WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Collateral Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture without consent of the Holders;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.       Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions and limitations set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.       Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture.

5.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

(a)       Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon the Indenture, this Supplemental Indenture, the Notes, the Guarantees, the Security Documents or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and, subject to the final sentence of this Section 5(a), each party irrevocably submits to the non-exclusive jurisdiction of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

6.       Trustee and Collateral Agent Make No Representation. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and the Collateral Agent with respect hereto. Additionally, neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantors, and neither the Trustee nor the Collateral Agent make any representation with respect to any such matters.

7.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DAVE & BUSTER’S, INC.,

By	/s/ Robert W. Edmund

Name:	Robert W. Edmund
Title:	General Counsel, Secretary and SVP of Human Resource

DAVE & BUSTER’S HOLDINGS, INC.

By	/s/ Robert W. Edmund

Name:	Robert W. Edmund
Title:	General Counsel, Secretary and SVP of Human Resource

The undersigned, being the sole member of the Companies listed under “Group 1” on Schedule I below.

DAVE & BUSTER’S, INC., as sole member

By	/s/ Robert W. Edmund

Name:	Robert W. Edmund
Title:	General Counsel, Secretary and SVP of Human Resource

The undersigned, being the general partner of the Companies listed under “Group 2” on Schedule I below.

DAVE & BUSTER’S, INC., as general partner

By	/s/ Robert W. Edmund

Name:	Robert W. Edmund
Title:	General Counsel, Secretary and SVP of Human Resource

The undersigned, being the limited partner of Dave & Buster’s I, L.P.,

DAVE & BUSTER’S OF CALIFORNIA, INC., as limited partner

By	/s/ Robert W. Edmund

Name:	Robert W. Edmund
Title:	President and Treasurer

The undersigned, being the sole director of the Company listed under “Group 3” on Schedule I below.

By	/s/ Bryan D. McCrory

Name:	Bryan D. McCrory
Title:	Director

The undersigned, being all the members of the board of directors of each Company listed under “Group 4” on Schedule I below.

By	/s/ Robert W. Edmund

Name:	Robert W. Edmund
Title:	Director

By	/s/ Bryan D. McCrory

Name:	Bryan D. McCrory
Title:	Director

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael K. Herberger

Name:	Michael K. Herberger
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Michael K. Herberger

Name:	Michael K. Herberger
Title:	Vice President

Schedule I

1.                  Group 1”

Entity Legal Name	Jurisdiction and Entity Type
D&B Marketing Company LLC	Virginia Limited Liability Company
D&B Delco, LLC	Delaware Limited Liability Company
Dave & Buster’s Invesco, LLC	Texas Limited Liability Company
Dave & Buster’s ProCo, LLC	Texas Limited Liability Company

2.                  “Group 2”

Entity Legal Name	Jurisdiction and Entity Type
Dave & Buster’s I, L.P.	Texas Limited Partnership
Dave & Buster’s of Florida, L.P.	Florida Limited Partnership

3.                  “Group 3”

Entity Legal Name	Jurisdiction and Entity Type
Tango of Arundel, Inc.	Delaware Corporation

4.                  “Group 4”

Entity Legal Name	Jurisdiction and Entity Type
D&B Leasing, Inc.	Texas Corporation
Dave & Buster’s Management Corporation, Inc.	Delaware Corporation
Dave & Buster’s of Alabama, Inc.	Delaware Corporation
Dave & Buster’s of Alaska, Inc.	Delaware Corporation
Dave & Buster’s of Arkansas, Inc.	Delaware Corporation
Dave & Buster’s of California, Inc.	California Corporation
Dave & Buster’s of Colorado, Inc.	Colorado Corporation
Dave & Buster’s of Connecticut, Inc.	Delaware Corporation
Dave & Buster’s of Georgia, Inc.	Georgia Corporation
Dave & Buster’s of Hawaii, Inc.	Hawaii Corporation
Dave & Buster’s of Idaho, Inc.	Delaware Corporation
Dave & Buster’s of Illinois, Inc.	Illinois Corporation
Dave & Buster’s of Indiana, Inc.	Indiana Corporation
Dave & Buster’s of Iowa, Inc.	Delaware Corporation
Dave & Buster’s of Kansas, Inc.	Kansas Corporation

Entity Legal Name	Jurisdiction and Entity Type
Dave & Buster’s of Kentucky, Inc.	Delaware Corporation
Dave & Buster’s of Louisiana, Inc.	Delaware Corporation
Dave & Buster’s of Maryland, Inc.	Maryland Corporation
Dave & Buster’s of Massachusetts, Inc.	Massachusetts Corporation
Dave & Buster’s of Nebraska, Inc.	Nebraska Corporation
Dave & Buster’s of Nevada, Inc.	Delaware Corporation
Dave & Buster’s of New Hampshire, Inc.	Delaware Corporation
Dave & Buster’s of New Jersey, Inc.	Delaware Corporation
Dave & Buster’s of New Mexico, Inc.	Delaware Corporation
Dave & Buster’s of New York, Inc.	New York Corporation
Dave & Buster’s of Oklahoma, Inc.	Oklahoma Corporation
Dave & Buster’s of Oregon, Inc.	Oregon Corporation
Dave & Buster’s of Pennsylvania, Inc.	Pennsylvania Corporation
Dave & Buster’s of Puerto Rico, Inc.	Delaware Corporation
Dave & Buster’s of South Carolina, Inc.	Delaware Corporation
Dave & Buster’s of South Dakota, Inc.	Delaware Corporation
DANB Texas, Inc.	Texas Corporation
Dave & Buster’s of Utah, Inc.	Delaware Corporation
Dave & Buster’s of Virginia, Inc.	Virginia Corporation
Dave & Buster’s of Washington, Inc.	Washington Corporation
Dave & Buster’s of Wisconsin, Inc.	Wisconsin Corporation
Dave & Buster’s of Pittsburgh, Inc.	Pennsylvania Corporation
Tango Acquisition, Inc.	Delaware Corporation
Tango License Corporation	Delaware Corporation
Tango of Arizona, Inc.	Delaware Corporation
Tango of North Carolina, Inc.	Delaware Corporation
Tango of Tennessee, Inc.	Delaware Corporation
Tango of Farmingdale, Inc.	Delaware Corporation
Tango of Franklin, Inc.	Delaware Corporation
Tango of Houston, Inc.	Delaware Corporation
Tango of Westbury, Inc.	Delaware Corporation